UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ELI LILLY AND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of 2010 Annual Meeting and Proxy Statement

March 8, 2010

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Monday, April 19, 2010, at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, at 11:00 a.m. EDT.
The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet to be certain your shares are represented at the meeting, even if you plan to attend.
Please note our procedures for admission to the meeting described on page 4.
I look forward to seeing you at the meeting.

John C. Lechleiter, Ph.D.
Chairman, President, and Chief Executive Officer

Important notice regarding the availability of proxy materials for the shareholder meeting to be held April 19, 2010: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2009.pdf

Notice of Annual Meeting of Shareholders

April 19, 2010

The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 19, 2010, at 11:00 a.m. EDT for the following purposes:

•	to elect five directors of the company to serve three-year terms

•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditor for the year 2010

•	to approve amendments to the articles of incorporation to provide for annual election of all directors

•	to approve amendments to the articles of incorporation to eliminate all supermajority voting requirements

•	to consider and vote on a shareholder proposal requesting that the board amend the bylaws to allow holders of 10 percent of the outstanding shares of stock to call special meetings of shareholders

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a policy of prohibiting CEOs from serving on the compensation committee of the board

•	to consider and vote on a shareholder proposal requesting that the board of directors adopt a policy of asking shareholders to ratify the compensation of named executive officers at the annual meeting of shareholders

•	to consider and vote on a shareholder proposal requesting that the compensation committee of the board of directors establish a policy requiring senior executives to retain equity awards until two years after leaving the company.

Shareholders of record at the close of business on February 12, 2010, will be entitled to vote at the meeting and at any adjournment of the meeting.
Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this report contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.
This combined proxy statement and annual report to shareholders and the proxy voter card are being mailed on or about March 8, 2010.

By order of the board of directors,

James B. Lootens
Secretary

March 8, 2010
Indianapolis, Indiana

General Information

Why did I receive this proxy statement?
The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting of shareholders (the annual meeting) to be held on Monday, April 19, 2010, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareholders vote on at the annual meeting?
Eight items:

•	election of directors

•	ratification of the appointment of principal independent auditor

•	amending the company’s articles of incorporation to provide for annual election of all directors

•	amending the company’s articles of incorporation to eliminate all supermajority voting requirements

•	a shareholder proposal on allowing shareholders to call special meetings of shareholders

•	a shareholder proposal on prohibiting CEOs from serving on the compensation committee

•	a shareholder proposal on shareholder ratification of executive compensation

•	a shareholder proposal on executives holding equity awards into retirement.

Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?
Shareholders as of the close of business on February 12, 2010 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareholder of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in The Eli Lilly and Company Employee 401(k) Plan (the 401(k) plan).

What constitutes a quorum?
A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,153,145,432 shares of company common stock were issued and outstanding.

How many votes are required for the approval of each item?
There are differing vote requirements for the various proposals.

•	The five nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will not count as votes cast either for or against a nominee.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:
—the appointment of principal independent auditor
—the shareholder proposals.
Abstentions will not be counted either for or against these proposals.

•	The management proposals to amend the articles of incorporation to provide for annual election of all directors and to eliminate all supermajority voting requirements require the vote of 80 percent of the outstanding shares. For these items, abstentions have the same effect as a vote against the proposals.

Broker discretionary voting. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor and the management proposals on amending the articles of incorporation to provide for annual election of all directors and to eliminate all supermajority voting requirements, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all.

How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by any one of the following methods:

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominees for director listed below, for the ratification of the appointment of the independent auditor, for the management proposals on amending the articles of incorporation to provide for annual election of all directors and to eliminate all supermajority voting requirements, and against the shareholder proposals.
If you did not receive a proxy card in the materials you received from the company and you wish to vote by mail rather than by telephone or on the Internet as discussed below, you may request a paper copy of these materials and a proxy card by calling 317-433-5112. If you received an e-mail message notifying you of the electronic availability of these materials, please provide the control number from the e-mail, along with your name and mailing address.

By telephone. Shareholders in the United States, Puerto Rico, and Canada may vote by telephone by following the instructions on your proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT, April 18, 2010.

On the Internet. You may vote online at www.proxyvote.com. Follow the instructions on your proxy card or, if you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT, April 18, 2010.
You have the right to revoke your proxy at any time before the meeting by (i) notifying the company’s secretary in writing or (ii) delivering a later-dated proxy by telephone, on the Internet, or by mail. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone, and on the Internet.

How do I vote in person?
If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by mail, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote my shares in the 401(k) plan?
You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

How many shares in the 401(k) plan can I vote?
You may vote all the shares allocated to your account on the record date. In addition, unless you decline, your vote will also apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:

•	shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.

All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.
If you do not want to have your vote applied to the undirected shares, you should check the box marked “I decline.” Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.

What happens if I do not vote my 401(k) plan shares?
Your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

What does it mean if I receive more than one proxy card?
It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

What does it mean if I did not receive a proxy card?
You may have elected to receive your proxy statement electronically, in which case you should have received an email with directions on how to access the proxy statement and how to vote your shares. If you wish to request a paper copy of these materials and a proxy card, please call 317-433-5112.

Who tabulates the votes?
The votes are tabulated by an independent inspector of election, IVS Associates, Inc.

What should I do if I want to attend the annual meeting?
All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to an usher at the meeting.
Parking will be available on a first-come, first-served basis in the garage indicated on the map at the end of this report. If you have questions about admittance or parking, you may call 317-433-5112.

How do I contact the board of directors?
You may send written communications to one or more members of the board, addressed to:
Lead Director, Board of Directors
Eli Lilly and Company
c/o Corporate Secretary
Lilly Corporate Center
Indianapolis, Indiana 46285

All such communications (from shareholders or other interested parties) will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.

How do I submit a shareholder proposal for the 2011 annual meeting?
The company’s 2011 annual meeting is scheduled for April 18, 2011. If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 8, 2010. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 8, 2010. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

Does the company offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.
You may sign up for electronic delivery in two ways:

•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	You may sign up at any time by visiting http://investor.lilly.com/services.cfm.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?
The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

Can I change my mind later?
Yes. You may discontinue electronic delivery at any time. For more information, call 317-433-5112.

What is “householding”?
We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.
Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.
Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a paper copy of the annual report and proxy statement?
If you wish to receive a paper copy of the 2009 annual report and 2010 proxy statement, or future annual reports and proxy statements, please call 1-800-542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Board of Directors

Directors’ Biographies

Class of 2010
The following five directors’ terms will expire at this year’s annual meeting. Each of these directors has been nominated and is standing for election to serve a term that will expire in 2013. See page 55 of this proxy statement for more information.

Ralph Alvarez Age 54 Director since 2009
Retired President and Chief Operating Officer, McDonald’s Corporation
Mr. Alvarez served as president and chief operating officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as president of McDonald’s North America, with responsibility for all the McDonald’s restaurants in the U.S. and Canada. Prior to that, he was president of McDonald’s USA. Mr. Alvarez joined McDonald’s in 1994 and has held a variety of leadership roles throughout his career, including chief operations officer and president of the central division, both with McDonald’s USA, and president of McDonald’s Mexico. Prior to joining McDonald’s, he held leadership positions at Burger King Corporation and Wendy’s International, Inc. Mr. Alvarez serves on the President’s Council and the International Advisory Board of the University of Miami, and he is a member of the board of trustees for Chicago’s Field Museum. He previously served on the boards of McDonald’s Corporation and KeyCorp. Mr. Alvarez has been serving under interim election since April 2009.
Board Committees: finance and public policy and compliance

Sir Winfried Bischoff Age 68 Director since 2000
Chairman, Lloyds Banking Group plc
Sir Winfried Bischoff has been chairman of the board of Lloyds Banking Group plc since September 2009. He served as chairman of Citigroup Inc. from December 2007 until February 2009 and as interim chief executive officer for a portion of 2007. He served as chairman of Citigroup Europe from 2000 to 2007. From 1995 to 2000, he was chairman of Schroders plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder & Co. and group chief executive of Schroders plc. He is also a director of The McGraw-Hill Companies, Inc. He previously served on the boards of Citigroup Inc., Prudential plc, Land Securities plc, and Akbank T.A.S.
Board Committees: directors and corporate governance and finance (chair)

R. David Hoover Age 64 Director since 2009
Chairman and Chief Executive Officer, Ball Corporation
Mr. Hoover is chairman and chief executive officer of Ball Corporation. Mr. Hoover joined Ball Corporation in 1970 and has held a variety of leadership roles throughout his career, including vice president and treasurer, senior vice president and chief financial officer, executive vice president, and vice chairman. He is a member of the boards of Ball Corporation; Energizer Holdings, Inc.; and Qwest Communications International Inc. Mr. Hoover previously served on the board of Irwin Financial Corporation. He is the chair of the board of trustees of DePauw University and on the Indiana University Kelley School of Business Dean’s Council. He is also a director of Boulder Community Hospital and a member of the Colorado Forum. Mr. Hoover has been serving under interim election since June 2009.
Board Committees: audit and compensation

Franklyn G. Prendergast, M.D., Ph.D. Age 65 Director since 1995
Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; Director, Mayo Clinic Center for Individualized Medicine; and Director Emeritus, Mayo Clinic Cancer Center
Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Center for Individualized Medicine. He has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the board of trustees of the Mayo Foundation.
Board Committees: public policy and compliance and science and technology

Kathi P. Seifert Age 60 Director since 1995
Retired Executive Vice President, Kimberly-Clark Corporation
Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chairman of Katapult, LLC. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.
Board Committees: audit and public policy and compliance

Class of 2011
The following four directors will continue in office until 2011.

Michael L. Eskew Age 60 Director since 2008
Former Chairman and Chief Executive Officer, United Parcel Service, Inc.
Mr. Eskew served as chairman and chief executive officer of United Parcel Service, Inc., from January 2002 until December 2007. He continues to serve on the UPS board of directors. Mr. Eskew began his UPS career in 1972 as an industrial engineering manager and held various positions of increasing responsibility, including time with UPS’s operations in Germany and with UPS Airlines. In 1993, Mr. Eskew was named corporate vice president for industrial engineering. Two years later he became group vice president for engineering. In 1998, he was elected to the UPS board of directors. In 1999, Mr. Eskew was named executive vice president and a year later was given the additional title of vice chairman. He serves as chairman of the board of trustees of The Annie E. Casey Foundation. Mr. Eskew also serves on the boards of 3M Corporation and IBM Corporation.
Board Committees: audit (chair) and compensation

Alfred G. Gilman, M.D., Ph.D. Age 68 Director since 1995
Chief Scientific Officer, Cancer Prevention and Research Institute of Texas
Dr. Gilman is the chief scientific officer of the Cancer Prevention and Research Institute of Texas and regental professor of pharmacology emeritus at the University of Texas Southwestern Medical Center at Dallas. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He previously served as executive vice president for academic affairs and provost of the University of Texas Southwestern Medical Center at Dallas, dean of the University of Texas Southwestern Medical School, and professor of pharmacology at the University of Texas Southwestern Medical Center. He held the Raymond and Ellen Willie Distinguished Chair of Molecular Neuropharmacology; the Nadine and Tom Craddick Distinguished Chair in Medical Science; and the Atticus James Gill, M.D., Chair in Medical Science at the university and was named a regental professor in 1995. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.
Board Committees: public policy and compliance and science and technology (chair)

Karen N. Horn, Ph.D. Age 66 Director since 1987
Retired President, Private Client Services, and Managing Director, Marsh, Inc.
Ms. Horn serves as the board’s lead director. She served as president of private client services and managing director of Marsh, Inc. from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chairman and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; Simon Property Group, Inc.; and Norfolk Southern Corporation and vice chairman of the U.S.-Russia Investment Foundation. She previously served on the board of Fannie Mae and Georgia-Pacific Corporation. Ms. Horn has been senior managing director of Brock Capital Group since 2004.
Board Committees: compensation (chair) and directors and corporate governance

John C. Lechleiter, Ph.D. Age 56 Director since 2005
Chairman, President, and Chief Executive Officer
Dr. Lechleiter is chairman, president, and chief executive officer of Eli Lilly and Company. He served as president and chief operating officer from 2005 to 2008. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998 and executive vice president for pharmaceutical products and corporate development in 2001. He was named executive vice president for pharmaceutical operations in 2004. He is a member of the American Chemical Society, Business Roundtable, and Business Council. Dr. Lechleiter serves on the boards of Pharmaceutical Research and Manufacturers of America (PhRMA); Xavier University (Cincinnati, Ohio); Fairbanks Institute (Indianapolis); Indianapolis Downtown, Inc.; the Central Indiana Corporate Partnership; and the United Way of Central Indiana. He also serves on the board of Nike, Inc. and previously served on the board of Great Lakes Chemical Corporation.
Board Committees: none

Class of 2012
The following four directors will continue in office until 2012.

Martin S. Feldstein, Ph.D. Age 70 Director since 2002
George F. Baker Professor of Economics, Harvard University
Dr. Feldstein is the George F. Baker Professor of Economics at Harvard University and president emeritus of the National Bureau of Economic Research. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. Dr. Feldstein served as president and chief executive officer of the National Bureau of Economic Research from 1977 to 1982 and 1984 to 2008. In 2009, President Obama appointed him to the President’s Economic Recovery Advisory Board. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a trustee of the Council on Foreign Relations and a member of the Trilateral Commission, the Group of 30, the American Academy of Arts and Sciences, and the Council of Academic Advisors of the American Enterprise Institute and past president of the American Economic Association. He previously served on the boards of American International Group, Inc. and HCA Inc.
Board Committees: audit, finance, and public policy and compliance (chair)

J. Erik Fyrwald Age 50 Director since 2005
Chairman, President, and Chief Executive Officer, Nalco Company
Mr. Fyrwald joined Nalco Company (a leading integrated water treatment and process improvement company) as chairman, president, and chief executive officer in February 2008 following a 27-year career at DuPont. From 2003 to 2008, Mr. Fyrwald served as group vice president of the agriculture and nutrition division at DuPont. From 2000 until 2003, he was vice president and general manager of DuPont’s nutrition and health business. In 1999, Mr. Fyrwald was vice president for corporate strategic planning and business development. At DuPont, he held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia. In addition to serving as chairman of Nalco’s board of directors, Mr. Fyrwald serves as a director of the Society of Chemical Industry and the American Chemistry Council and is a trustee of the Field Museum of Chicago.
Board Committees: compensation and science and technology

Ellen R. Marram Age 63 Director since 2002
President, The Barnegat Group LLC
Ms. Marram is the president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and is currently an advisor to the firm. She served as the chief executive officer of a privately-held start-up B2B exchange for the food and beverage industry, efdex, Inc., from August 1999 to May 2000 (efdex never became fully operational and in September 2000 commenced liquidation in the U.K. due to its insolvency). From 1993 to 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, the largest operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco’s grocery division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company, as well as several private companies. She previously served on the board of Cadbury plc. She also serves on the boards of Institute for the Future, New York-Presbyterian Hospital, Lincoln Center Theater, and Families and Work Institute.
Board Committees: compensation and directors and corporate governance (chair)

Douglas R. Oberhelman Age 57 Director since 2008
Vice Chairman and Chief Executive Officer-Elect, Caterpillar Inc.
Mr. Oberhelman is vice chairman and chief executive officer-elect of Caterpillar Inc. He will join the Caterpillar board and become chief executive officer on July 1, 2010 and chairman on November 1, 2010. He joined Caterpillar in 1975 and has held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co; region finance manager and district manager for the company’s North American commercial division; and managing director and vice general manager for strategic planning at Caterpillar Japan Ltd. Mr. Oberhelman was elected a vice president in 1995, serving as Caterpillar’s chief financial officer from 1995 to November 1998. In 1998, he became vice president with responsibility for the engine products division and he was elected a group president and member of Caterpillar’s executive office in 2002. Mr. Oberhelman serves on the boards of Ameren Corporation, The Nature Conservancy–Illinois Chapter, the National Association of Manufacturers, the Manufacturing Institute, and the Wetlands America Trust.
Board Committees: audit and finance

Highlights of the Company’s Corporate Governance Guidelines

The board of directors has established guidelines that it follows in matters of corporate governance. The following summary provides highlights of those guidelines. A complete copy of the guidelines is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

I.	Role of the Board
The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:

•	providing general oversight of the business

•	approving corporate strategy

•	approving major management initiatives

•	providing oversight of legal and ethical conduct

•	overseeing the company’s management of significant business risks

•	selecting, compensating, and evaluating directors

•	evaluating board processes and performance

•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other senior executives

•	ensuring that a succession plan is in place for all senior executives.

II.	Composition of the Board
Mix of Independent Directors and Officer-Directors
There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her position in the company.

Selection of Director Candidates
The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see “Directors and Corporate Governance Committee Matters” on pages 21-23.

Independence Determinations
The board annually determines and discloses the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange (NYSE) listing standards, except that the “look-back period” for determining whether a director’s prior relationship with the company impairs independence is extended from three to four years.
Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of the company’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last four years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.
In addition, a director is not considered independent if any of the following relationships existed within the previous four years:

•	a director who is an employee of the company, or whose immediate family member is an executive officer of the company. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•	a director who receives any direct compensation from the company other than the director’s normal director compensation, or whose immediate family member receives more than $120,000 per year in direct compensation from the company other than for service as a nonexecutive employee.

•	a director who is employed (or whose immediate family member is employed as an executive officer) by another company where any Lilly executive officer serves on the compensation committee of that company’s board.

•	a director who is employed by, who is a 10 percent shareholder of, or whose immediate family member is an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or two percent of that company’s gross revenue in a single fiscal year.

•	a director who is an executive officer of a nonprofit organization that receives grants or contributions from the company in a single fiscal year exceeding the greater of $1 million or two percent of that organization’s gross revenue in a single fiscal year.

Members of board committees must meet all applicable independence tests of the NYSE, Securities and Exchange Commission (SEC), and Internal Revenue Service (IRS).
In February 2010, the directors and corporate governance committee reviewed directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The committee determined that all 12 nonemployee directors listed below are independent, and that the members of each committee also meet the independence standards referenced above. The committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the board. The committee and the board determined that none of the 12 directors listed below has had during the last four years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the board (in addition to those listed above) in reaching its determination that the directors are independent. All of these relationships and transactions were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. None of these relationships or transactions exceeded the thresholds described above or otherwise compromises the independence of the named directors.

Name	Independent	Transactions/Relationships/Arrangements
Mr. Alvarez	Yes	None
Sir Winfried Bischoff	Yes	Commercial banking, capital markets, and indenture trustee relationships between Lilly and various Citigroup banks—immaterial
Mr. Eskew	Yes	Lilly’s purchase of shipping, courier, and post office services from UPS—immaterial
Dr. Feldstein	Yes	None
Mr. Fyrwald	Yes	Lilly’s purchase of DuPont and Nalco products and services—immaterial
Dr. Gilman	Yes	Lilly grants and contributions to the University of Texas Southwestern Medical Center—immaterial
Mr. Hoover	Yes	None
Ms. Horn	Yes	None
Ms. Marram	Yes	None
Mr. Oberhelman	Yes	None
Dr. Prendergast	Yes	Lilly grants and contributions to Mayo Clinic and Mayo Foundation—immaterial
Ms. Seifert	Yes	None

Director Tenure and Retirement Policy
Subject to the company’s charter documents, the following are the board’s expectations for director tenure:

•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.

•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.

•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.

•	A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.

Other Board Service
Effective November 1, 2009, no new director may serve on more than three other public company boards, and no incumbent director may accept new positions on public company boards that would result in service on more than three other public company boards. The directors and corporate governance committee or the chair of that committee may approve exceptions to this limit upon a determination that such additional service will not impair the director’s effectiveness on the company board.

Voting for Directors
In an uncontested election, any nominee for director who fails to receive a majority of the votes cast shall promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.
The company will disclose the board’s decision on a Form 8-K furnished to the SEC within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.
Any director who tenders his or her resignation under this provision will not participate in the committee or board deliberations regarding whether to accept the resignation offer. If all members of the directors and corporate governance committee fail to receive a majority of the votes cast at the same election, then the independent directors who did receive a majority of the votes cast will appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.

III.	Director Compensation and Equity Ownership
The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the board by the committee.
Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of overall director compensation is in the form of company equity. Directors are required to hold company stock valued at not less than five times their annual cash retainer; new directors are allowed five years to reach this ownership level.

IV.	Key Responsibilities of the Board
Selection of Chairman and Chief Executive Officer; Succession Planning
The board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a lead director position to further strengthen the governance structure. The board believes this provides an efficient and effective leadership model for the company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role)

•	executive sessions of the independent directors after every board meeting

•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. The board recognizes that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the board periodically reviews its leadership structure.
The lead director recommends to the board an appropriate process by which a new chairman and chief executive officer will be selected. The board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.
A key responsibility of the CEO and the board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in the company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the company makes ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.
In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.

Evaluation of Chief Executive Officer
The lead director is responsible for leading the independent directors in executive session to assess the performance of the chief executive officer at least annually. The results of this assessment are reviewed with the chief executive officer and considered by the compensation committee in establishing the chief executive officer’s compensation for the next year.

Succession Management and Election of Officers
The independent directors are responsible for overseeing the succession and management development program for senior leadership. The chief executive officer develops and maintains a process for advising the board on succession planning for the chief executive officer and other key senior leadership positions. The chief executive officer reviews this plan with the independent directors at least annually.

Consistent with the succession-management plan, the chief executive officer recommends to the board candidates for the company’s principal corporate offices.

Corporate Strategy
Once each year, the board devotes an extended meeting to an update from management regarding the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. These strategy sessions also provide the board an opportunity to interact extensively with the company’s senior leadership team. This assists the board in its succession-management responsibilities.
Throughout the year, significant corporate strategy decisions are brought to the board for approval.

Code of Ethics
The board approved the company’s code of ethics, which complies with the requirements of the NYSE and the SEC. This code is set out in:

•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors

•	Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.

Both documents are available online at http://www.lilly.com/about/compliance/conduct/ or in paper form upon request to the company’s corporate secretary.
The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.

Risk Oversight
The company has an enterprise risk management program overseen by its chief ethics and compliance officer and senior vice president, enterprise risk management, who reports directly to the CEO and is a member of the company’s top leadership committee. Enterprise risks are identified and prioritized by management, and each prioritized risk is assigned to a board committee or the full board for oversight. For example, strategic risks are overseen by the full board; financial risks are overseen by the audit or finance committee; compliance and reputational risks are typically overseen by the public policy and compliance committee; and scientific risks are overseen by the science and technology committee. Management regularly reports on each such risk to the relevant committee or the board. The enterprise risk management program as a whole is reviewed annually at a joint meeting of the audit and public policy and compliance committees, as well as at an annual board strategy session. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee. Also, the compensation committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking.

V.	Functioning of the Board
Executive Session of Directors
The independent directors meet alone in executive session and in private session with the chief executive officer at every regularly scheduled board meeting.

Lead Director
The board annually appoints a lead director from among the independent directors (currently Ms. Horn). The lead director:

•	leads the board’s processes for selecting and evaluating the chief executive officer;

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;

•	serves as a liaison between the chairman and the independent directors;

•	approves meeting agendas and schedules and generally approves information sent to the board;

•	has the authority to call meetings of the independent directors; and

•	has the authority to retain advisors to the independent directors.

Conflicts of Interest
Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to ensure that all directors voting on an issue are disinterested. In appropriate cases, the affected director will be excused from discussions on the issue.

To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the chief executive officer.

Review and Approval of Transactions with Related Persons
The board has adopted a written policy and written procedures for review, approval, and monitoring of transactions involving the company and “related persons” (directors and executive officers, their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

•	Policy. Related-person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including:

—	the company’s business rationale for entering into the transaction;

—	the alternatives to entering into a related-person transaction;

—	whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally;

—	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and

—	the overall fairness of the transaction to the company.

The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.

•	Procedures.

—	Management or the affected director or executive officer will bring the matter to the attention of the chairman, the lead director, the chair of the directors and corporate governance committee, or the secretary.

—	The chairman and the lead director shall jointly determine (or, if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.

—	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

—	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

—	The board or relevant committee will review the transaction annually to determine whether it continues to be in the company’s best interests.

There are currently no related-person transactions.

Orientation of New Directors; Director Education
A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic communications between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.

Director Access to Management and Independent Advisors
Independent directors have direct access to members of management whenever they deem it necessary. The independent directors and committees are also free to retain their own independent advisors, at company expense, whenever they feel it would be desirable to do so. In accordance with NYSE listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisors to their respective committees.

Assessment of Board Processes and Performance
The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors. The committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

VI.	Board Committees
Number, Structure, and Independence
The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the committees.

Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the backgrounds, skills, and desires of the board members. The board has no set policy for rotation of committee members or chairs but annually reviews committee memberships and chair positions, seeking the best blend of continuity and fresh perspectives on the committees.

Functioning of Committees
Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The chair of each committee determines the frequency and agenda of committee meetings. In addition, the audit, compensation, and public policy and compliance committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.
All six committee charters are available online at http://investor.lilly.com/governance.cfm.

Committees of the Board of Directors

Audit Committee
The duties of the audit committee are described in the “Audit Committee Report” found on page 24.

Compensation Committee
The duties of the compensation committee are described on pages 26-27, and the “Compensation Committee Report” is shown on page 40.

Directors and Corporate Governance Committee
The duties of the directors and corporate governance committee are described on page 21.

Finance Committee

•	reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, financings and borrowings, and significant business development projects.

Public Policy and Compliance Committee

•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity

•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and legal trends and issues.

Science and Technology Committee

•	reviews and makes recommendations regarding the company’s strategic research goals and objectives

•	reviews new developments, technologies, and trends in pharmaceutical research and development

•	oversees matters of scientific and medical integrity and risk management.

Membership and Meetings of the Board and Its Committees

In 2009, each director attended more than 90 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2009. Current committee membership and the number of meetings of the board and each committee in 2009 are shown in the table below.

				Directors and		Public
				Corporate		Policy and	Science and
Name	Board	Audit	Compensation	Governance	Finance	Compliance	Technology
Mr. Alvarez[1]	Member				Member	Member
Sir Winfried Bischoff	Member			Member	Chair
Mr. J. Michael Cook[2]
Mr. Eskew	Member	Chair	Member
Dr. Feldstein	Member	Member			Member	Chair
Mr. Fyrwald	Member		Member				Member
Dr. Gilman	Member					Member	Chair
Mr. Hoover[3]	Member	Member	Member
Ms. Horn	Lead Director		Chair	Member
Dr. Lechleiter	Chair
Ms. Marram	Member		Member	Chair
Mr. Oberhelman	Member	Member			Member
Dr. Prendergast	Member					Member	Member
Ms. Seifert	Member	Member				Member
Number of 2009 Meetings	7	10	8	7	6	6	4

[1]	Mr. Alvarez joined the board as of April 1, 2009.

[2]	Mr. Cook retired from the board as of April 20, 2009.

[3]	Mr. Hoover joined the board as of June 1, 2009.

Directors’ Compensation

Director compensation is reviewed and approved annually by the board, on the recommendation of the directors and corporate governance committee. Directors who are employees receive no additional compensation for serving on the board or its committees.

Cash Compensation
The company provides nonemployee directors the following cash compensation:

•	retainer of $80,000 per year (payable monthly)

•	$1,000 for each committee meeting attended

•	$2,000 to the committee chair for each committee meeting conducted as compensation for the chair’s preparation time

•	retainer of $20,000 per year to the lead director ($30,000 beginning in 2010)

•	reimbursement for customary and usual travel expenses.

Stock Compensation
Stock compensation for nonemployee directors consists of shares of company stock equaling $145,000, deposited annually in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.

Lilly Directors’ Deferral Plan
This plan allows nonemployee directors to defer receipt of all or part of their retainer and meeting fees until after their service on the board has ended. Each director can choose to invest the funds in one or both of two accounts:

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. In addition, the annual award of shares to each director noted above (4,040 shares in 2009) is credited to this account on a pre-set annual date. Funds in this account are credited as hypothetical shares of company stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. Actual shares are issued or transferred after the director ends his or her service on the board.

•	Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code. The rate for 2010 is 4.9 percent. The aggregate amount of interest that accrued in 2009 for the participating directors was $189,802, at a rate of 5.2 percent.

Both accounts may be paid in a lump sum or in annual installments for up to 10 years, beginning the second January following the director’s departure from the board. Amounts in the deferred stock account are paid in shares of company stock.

In 2009, we provided the following compensation to directors who are not employees:

Directors’ Compensation

	Fees Earned		All Other Compensation
Name	or Paid in Cash ($)[1]	Stock Awards ($)[2]	and Payments ($)[3]	Total ($)4, [5]
Current
Mr. Alvarez	$69,000	$145,000	$1,134	$215,134
Sir Winfried Bischoff	$105,000	$145,000	$22,179	$272,179
Mr. Eskew	$115,000	$145,000	$1,321	$261,321
Dr. Feldstein	$110,000	$145,000	$37,545	$292,545
Mr. Fyrwald	$98,000	$145,000	$23,150	$266,150
Dr. Gilman	$98,000	$145,000	$32,204	$275,204
Mr. Hoover	$57,667	$145,000	$32,877	$235,544
Ms. Horn	$134,000	$145,000	$6,795	$285,795
Ms. Marram	$110,000	$145,000	$33,304	$288,304
Mr. Oberhelman	$94,000	$145,000	$1,836	$240,836
Dr. Prendergast	$90,000	$145,000	$0	$235,000
Ms. Seifert	$95,000	$145,000	$40,000	$280,000
Retired
Mr. Cook	$37,667	$48,333	$31,000	$117,000

[1]	The following directors deferred 2009 cash compensation into their deferred stock accounts under the Lilly Directors’ Deferral Plan (further described above):

Name	2009 Cash Deferred	Shares
Mr. Fyrwald	$98,000	2,871
Mr. Hoover	$57,667	1,684

[2]	Each nonemployee director, other than Mr. Cook, received an award of stock valued at $145,000 (4,040 shares). Mr. Cook received an award of 1,347 shares, which was prorated for the time he was a director in 2009. This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as further described above under “Lilly Directors’ Deferral Plan.” The table shows the grant date fair value for each director’s stock award. Aggregate outstanding stock awards in the table are shown on page 53 under “Ownership of Company Stock” in the “Directors’ Deferral Plan Shares” column. Aggregate stock options are shown in the table below under “Directors’ Outstanding Stock Options”.

[3]	This column includes amounts donated by the Eli Lilly and Company Foundation, Inc. under its matching gift program, which is generally available to U.S. employees as well as the outside directors. Under this program, the foundation matches 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $90,000 per year for each individual. For all directors except Dr. Prendergast, Ms. Seifert, and Mr. Cook, the amounts in this column also include tax reimbursements related to expenses for the directors’ spouses to travel to and participate in board functions that included spouse participation. For Sir Winfried Bischoff, this column also includes $14,210 for expenses for his spouse to travel to and participate in board functions that included spouse participation.

The foundation matched the donations in the table below for outside directors in 2009 via payments made directly to the recipient charity.

Amount of
Name	Matching Donation
Dr. Feldstein	$36,000
Mr. Fyrwald	$22,000
Dr. Gilman	$29,210
Mr. Hoover	$31,100
Ms. Horn	$5,475
Ms. Marram	$32,500
Ms. Seifert	$40,000
Retired
Mr. Cook	$31,000

[4]	Directors do not participate in a company pension plan or non-equity incentive plan.

[5]	Nonemployee directors received no stock options in 2009. The company discontinued granting stock options to nonemployee directors in 2005.

Directors’ Outstanding Stock Options

				Outstanding Stock Options
Name	Grant Date	Expiration Date	Exercise Price	(Exercisable)
Mr. Alvarez	—	—	—	0

Sir Winfried Bischoff	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				11,200

Mr. Cook	—	—	—	0

Mr. Eskew	—	—	—	0

Dr. Feldstein	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				8,400

Mr. Fyrwald	—	—	—	0

Dr. Gilman	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				14,000

Mr. Hoover	—	—	—	0

Ms. Horn	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				14,000

Ms. Marram	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				5,600

Mr. Oberhelman	—	—	—	0

Dr. Prendergast	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				14,000

Ms. Seifert	4/20/2000	4/19/2010	$75.94	2,800
	2/20/2001	2/18/2011	$73.98	2,800
	2/19/2002	2/17/2012	$75.92	2,800
	2/18/2003	2/18/2013	$57.85	2,800
	2/17/2004	2/17/2014	$73.11	2,800

				14,000

Directors and Corporate Governance Committee Matters

Overview
The directors and corporate governance committee recommends to the board candidates for membership on the board and board committees and for lead director. The committee also oversees matters of corporate governance, including board performance, director independence and compensation, and the corporate governance guidelines. The committee’s charter is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.
All committee members are independent as defined in the NYSE listing requirements.

Director Qualifications
The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.
Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance, accounting, banking, marketing, and sales

•	international business

•	science and medicine

•	government and public policy

•	health care system (public or private).

Finally, board members should display the personal attributes necessary to be an effective director: unquestioned integrity, sound judgment, independence in fact and mindset, ability to operate collaboratively, and commitment to the company, its shareholders, and other constituencies.
The Lilly board members represent a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. Below are some of the specific experiences and skills of our independent directors:

Ralph Alvarez
Through his senior executive experience at McDonalds and other global restaurant businesses, Mr. Alvarez has extensive experience in consumer marketing, global operations, international business, and strategic planning. His international experience includes a special focus on emerging markets.

Sir Winfried Bischoff
Sir Winfried Bischoff has a distinguished career in banking and finance, including commercial banking, corporate finance, and investment banking. He has CEO experience both in Europe and the U.S. He is a globalist, with particular expertise in European matters but with extensive experience overseeing worldwide operations. He has extensive corporate governance experience from his service on public company boards in the U.S., U.K., and other European and Asian countries.

Michael L. Eskew
Mr. Eskew has CEO experience with UPS, where he established a record of success in managing complex worldwide operations, strategic planning, and building a strong consumer brand focus. He is an audit committee financial expert, based on his CEO experience and his service on other U.S. company audit committees. He has extensive corporate governance experience through his service on the boards of other companies.

Martin S. Feldstein
Dr. Feldstein is a renowned economist, academic, and adviser to U.S. presidents of both political parties. He has deep economic and public policy expertise, financial acumen, and a global perspective. His background as an academic brings a diversity of experience and perspective to the board’s deliberations. He has also served on the boards of several major public companies.

J. Erik Fyrwald
Mr. Fyrwald has a strong record of operational and strategy leadership in two complex worldwide businesses with a focus on technology and innovation. An engineer by training, he has extensive senior executive experience at DuPont, a multinational chemical company, where he led their agriculture and nutrition division, which used chemical and biotechnology solutions to enhance plant health. More recently, he has gained CEO experience at Nalco, a global technology-based water products and services company.

Alfred G. Gilman
Dr. Gilman is a Nobel Prize winning pharmacologist, researcher, and medical professor. He has deep expertise in basic science, including mechanisms of drug action, and experience with pharmaceutical discovery research. As the former dean of a major medical school, he brings to the board important perspectives of both the academic and practicing medical communities.

R. David Hoover
Mr. Hoover has extensive CEO experience at Ball Corporation, with a strong record of leadership in operations and strategy. He is an audit committee financial expert as a result of his experience as CEO and formerly as CFO of Ball. He also has extensive corporate governance experience through his service on other public company boards.

Karen N. Horn
Ms. Horn is a former CEO with extensive experience in various segments of the financial industry, including banking and financial services. Through her for-profit and her public-private partnership work, she has significant experience in international economics and finance. Ms. Horn has extensive corporate governance experience through service on other public company boards in a variety of industries.

John C. Lechleiter
Dr. Lechleiter is our chairman, president, and chief executive officer. Under our corporate governance guidelines, the CEO is expected to serve on the board of directors. Dr. Lechleiter, a Ph.D. chemist, has over 30 years of experience with the company in a variety of roles of increasing responsibility in research and development, sales and marketing, and corporate administration. As a result, he has a deep understanding of pharmaceutical research and development, sales and marketing, strategy, and operations. He also has significant corporate governance experience through service on other public company boards.

Ellen R. Marram
Ms. Marram is a former CEO with a strong marketing and consumer brand background. Through her nonprofit and private company activities, she has a special focus and expertise in wellness and consumer health. Ms. Marram has extensive corporate governance experience through service on other public company boards in a variety of industries.

Douglas R. Oberhelman
Mr. Oberhelman has a strong strategic and operational background as a senior executive (and most recently as CEO-elect) of Caterpillar, a leading manufacturing company with worldwide operations and a special focus on emerging markets. He is an audit committee financial expert as a result of his prior experience as CFO of Caterpillar and as a member and chairman of the audit committee of another U.S. public company.

Franklyn G. Prendergast
Dr. Prendergast is a prominent medical clinician, researcher, and academician. He has extensive experience in senior-most administration at Mayo Clinic, a major medical institution, and as director of its renowned cancer center. He has special expertise in two critical areas for Lilly—oncology and personalized medicine. As a medical doctor, he brings an important practicing physician perspective to the board’s deliberations.

Kathi P. Seifert
Ms. Seifert is a former senior executive of Kimberly-Clark, a global consumer products company. She has strong expertise in consumer marketing and brand management, having led sales and marketing for several worldwide brands, with a special focus on consumer health. She has extensive corporate governance experience through her other board positions.

Director Nomination Process
The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified through recommendations from several sources, including:

•	incumbent directors

•	management

•	shareholders

•	an independent executive search firm retained by the committee to assist in locating and screening candidates meeting the board’s selection criteria.

The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or the search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). Mr. Alvarez and Mr. Hoover, who are standing for election, were referred to the committee by an independent executive search firm.

Process for Submitting Recommendations and Nominations
A shareholder who wishes to recommend a director candidate for evaluation by the committee pursuant to this process should forward the candidate’s name and information about the candidate’s qualifications to the chair of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.
Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2011 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 8, 2010. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/governance.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.

Audit Committee Matters

Audit Committee Membership
All members of the audit committee are independent as defined in the SEC regulations and NYSE listing standards applicable to audit committee members. The board of directors has determined that Mr. Eskew, Mr. Hoover, and Mr. Oberhelman are audit committee financial experts, as defined in the rules of the SEC.

Audit Committee Report
The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditor. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent auditor reports to us. We have sole authority to appoint and to replace the independent auditor.
We have discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditor, such as prior committee approval of nonaudit services and required audit partner rotation.
We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.
In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. We have also appointed the company’s independent auditor, subject to shareholder ratification, for 2010.

Audit Committee
Michael L. Eskew, Chair
Martin S. Feldstein, Ph.D.
R. David Hoover
Douglas R. Oberhelman
Kathi P. Seifert

Services Performed by the Independent Auditor
The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:

•	The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

•	Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

•	The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.

•	Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.

For each engagement, management provides the committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.
After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees
The following table shows the fees incurred for services rendered on a worldwide basis by Ernst & Young LLP, the company’s independent auditor, in 2009 and 2008. All such services were preapproved by the committee in accordance with the preapproval policy.

	2009	2008
	(millions)	(millions)

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation	$8.0	$8.0
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with statutory and regulatory filings

Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements	$1.1	$0.8
—2009 and 2008: primarily related to employee benefit plan and other ancillary audits, and due diligence services on potential acquisitions

Tax Fees • 2009 and 2008: primarily related to consulting and compliance services	$1.2	$1.7

All Other Fees • 2009 and 2008: primarily related to compliance services outside the U.S.	$0.1	$0.2

Total	$10.4	$10.7

Compensation Committee Matters

Scope of Authority
The compensation committee oversees the company’s global compensation philosophy and establishes the compensation of executive officers. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and other management incentive compensation programs. In overseeing those plans, the committee may delegate authority to company officers for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the committee may not delegate any authority for matters affecting the executive officers.

The Committee’s Processes and Procedures
The committee’s primary processes for establishing and overseeing executive compensation can be found in the “Compensation Discussion and Analysis” section under “The Committee’s Processes and Analyses” below. Additional processes and procedures include:

•	Meetings. The committee meets several times each year (eight times in 2009). Committee agendas are established in consultation with the committee chair and the committee’s independent compensation consultant. The committee meets in executive session after each meeting.

•	Role of Independent Consultant. The committee has retained Frederic W. Cook and his firm, Frederic W. Cook & Co., Inc., as its independent compensation consultant to assist the committee. Mr. Cook reports directly to the committee, and neither he nor his firm is permitted to perform any services for management. The consultant’s duties include the following:

—	review committee agendas and supporting materials in advance of each meeting and raise questions with the company’s global compensation group and the committee chair as appropriate

—	review the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness

—	review the company’s executive compensation program and advise the committee of plans or practices that might be changed in light of evolving best practices

—	provide independent analyses and recommendations to the committee on the CEO’s pay

—	review draft “Compensation Discussion and Analysis” report and related tables for the proxy statement

—	proactively advise the committee on best practices for board governance of executive compensation

—	undertake special projects at the request of the committee chair.
The consultant interacts directly with members of company management only on matters under the committee’s oversight and with the knowledge and permission of the committee chair.

•	Role of Executive Officers and Management. With the oversight of the CEO and the senior vice president of human resources, the company’s global compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO as noted below). The CEO gives the committee a performance assessment and compensation recommendation for each of the other executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The CEO and the senior vice president of human resources attend committee meetings but are not present for executive sessions or for any discussion of their own compensation. (Only nonemployee directors and the committee’s consultant attend executive sessions.)
The CEO normally does not participate in the formulation or discussion of his pay recommendations; however, for 2010 Dr. Lechleiter requested that no increases be made to his base salary or incentive targets. The CEO has no prior knowledge of the recommendations that the consultant makes to the committee.

•	Risk assessment. With the help of its compensation consultant, in 2009 the committee reviewed the company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation programs will not have a material adverse effect on the company. The committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

—	too much focus on equity
—	compensation mix overly weighted toward annual incentives
—	highly leveraged payout curves and uncapped payouts
 —unreasonable goals or thresholds

—	and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

The committee noted several design features of the company’s cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking:

—	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (revenue, earnings, and total shareholder return).
 —Maximum payout levels for bonuses and performance awards are capped at 200 percent of target.
 —All regular U.S. employees participate in the same bonus plan.

 —Bonus and equity programs have minimum payout levels for nonexecutive officers.
 —The company currently does not grant stock options.
 —The compensation committee has downward discretion over incentive program payouts.

—	The executive compensation recovery policy allows the company to “claw back” payments made using materially inaccurate financial results.
 —Executive officers are subject to share ownership and retention guidelines.

—	Compliance and ethical behaviors are integral factors considered in all performance assessments.

The committee determined that, for all employees, the company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation. Nonetheless, as a result of the review, the committee is implementing certain changes to the bonus and equity incentive plan designs for 2010 to further reduce incentives to incur excessive risk as follows:

—	Key risks to the business strategy are reviewed by the board as part of the company’s annual long-range planning process. These risks will be an input into an annual review by the compensation committee to assess the potential for compensation programs to encourage excessive risk-taking (or excessively risk-averse behaviors).

—	The bonus plan has been modified to allow for greater differentiation based on individual performance and smoother payout curves.

—	A linear payout formula for the PA is replacing the nine discrete earnings-per-share (EPS) ranges, eliminating payout “cliffs” between ranges. Additionally, the threshold payout level will be increased from zero to 50 percent of target, and the maximum payout level will be lowered from 200 percent to 150 percent of target for all participants.

—	The committee expanded the executive compensation recovery policy (described in more detail on pages 39-40).

Compensation Committee Interlocks and Insider Participation
None of the compensation committee members:

•	has ever been an officer or employee of the company

•	is or was a participant in a related-person transaction in 2009 (see page 14 for a description of our policy on related-person transactions)

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Executive Compensation

Compensation Discussion and Analysis

Summary
Executive compensation for 2009 aligned well with the objectives of our compensation philosophy and with our performance, driven by these factors:

•	Strong growth in operating results drove strong annual bonus and performance award (PA) payouts. As described below, strong operating performance included 5.3 percent pro-forma adjusted revenue growth and 15.7 percent adjusted EPS growth, both of which were more than double our peer group average. This resulted in above-target cash bonus and PA payouts for all participants.

•	Lagging stock price resulted in no payout of shareholder value awards (SVAs). Total shareholder return for 2007-2009 failed to meet the threshold for the SVA; as a result, awards granted to executive officers did not pay out.

•	Cost-effective equity design maintained for 2009, with more emphasis on long-term performance. In 2009, we shifted our PA program from a one-year to a two-year performance period, in response to shareholder input and the board’s emphasis on strong corporate governance. We continued our SVA program and maintained a 50/50 mix of PAs and SVAs for all members of senior management, including executive officers. We improved the overall cost structure of our equity program in 2007, while maintaining its competitiveness and motivational impact, by eliminating stock options in favor of SVAs.

•	A balanced program fosters employee achievement, retention, and engagement. We delivered a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. Together these elements reinforced pay-for-performance, provided a balanced focus on both long- and short-term performance, and encouraged employee retention and engagement.

In addition:

•	The compensation committee reviewed the connection between compensation and risk. The committee reviewed our compensation programs and policies for features that may encourage excessive risk taking. The committee found the overall program to be sound, but approved changes to the executive compensation recovery policy, share ownership and retention guidelines, and some design features for 2010 incentive programs.

•	No increase in CEO compensation for 2010. In light of the business challenges the company currently faces, at Dr. Lechleiter’s request, the compensation committee approved that no increases be made to his 2010 salary or incentive targets.

Executive Compensation Philosophy
Our strategy is to create value by accelerating the flow of innovative new medicines that provide improved outcomes for individual patients. We aim to discover, develop, or acquire innovative new therapies—medicines that make a real difference for patients and deliver clear value for payers. In addition, we must continually improve productivity in all that we do. To achieve these goals, we must attract, engage, and retain highly-talented individuals who are committed to the company’s core values of integrity, excellence, and respect for people. Our compensation and benefits programs are based on these objectives:

•	Compensation should reflect individual and company performance. We link all employees’ pay to individual and company performance.

—	As employees assume greater responsibilities, more of their pay is linked to company performance and shareholder returns.

—	We seek to deliver above-market compensation given top-tier individual and company performance, but below-market compensation where individual performance falls short of expectations and/or company performance lags the industry.
—	We design our programs to be simple and clear, so that employees can easily understand how their efforts affect their pay.
—	Our incentive programs use hard metrics (sales, earnings, and total shareholder return) that can be objectively measured against our peer companies.

—	We balance the objectives of pay-for-performance and employee retention. Even during downturns in company performance, the program should continue to motivate and engage successful, high-achieving employees.

•	Compensation should foster a long-term focus. A long-term focus is critical to success in our industry and is consistent with our goal of retaining highly talented employees as they build their careers. Throughout the company, a competitive benefits program aids retention. As employees progress to higher levels of the organization, a greater portion of compensation is tied to our longer-term performance.

•	Compensation should be based on the level of job responsibility and reflect the market. We seek internal pay relativity, meaning that pay differences among jobs should be commensurate with differences in job responsibility and impact. We aim to remain competitive with the pay of other premier employers with whom we compete for talent.

•	Compensation should be egalitarian and efficient. We seek to deliver superior long-term shareholder returns and to share value created with employees in a cost-effective manner. While compensation will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefits programs should be broadly similar across the organization.

The Committee’s Processes and Analyses
The compensation committee uses several tools to help it structure compensation programs that meet company objectives. Among those are:

•	Assessment of individual performance. Individual performance has a strong impact on compensation.

—	The independent directors, under the direction of the lead director, meet with the CEO in private session at the beginning of the year to agree upon the CEO’s performance objectives for the year. At the end of the year, the independent directors meet in executive session to review the performance of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the company’s performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the CEO by the lead director and is used by the compensation committee in setting the CEO’s compensation.

—	For the other executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the board’s interactions with the executive officer. As with the CEO, the executive’s performance evaluation is based on the executive’s achievement of objectives established between the executive and his or her supervisor, the executive’s contribution to the company’s performance, ethics and integrity, and other leadership attributes and accomplishments.

•	Assessment of company performance. The committee uses company performance measures in two ways:

—	In establishing total compensation ranges, the committee uses as a reference point the performance of the company and its peer group with respect to sales, earnings per share, return on assets, return on equity, and total shareholder return.

—	The committee establishes specific company performance measures that determine payouts under the company’s cash and equity formula-based incentive programs.

•	Peer group analysis. The committee compares the company’s programs with a peer group of global pharmaceutical companies: Abbott Laboratories; Amgen Inc.; AstraZeneca plc; Bristol-Myers Squibb Company; GlaxoSmithKline plc; Hoffmann-La Roche Inc.; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Sanofi-Aventis; Schering-Plough Corporation; and Wyeth. Pharmaceutical companies’ needs for scientific and sales and marketing talent are unique to the industry and we must compete with these companies for talent. The committee uses the peer group data in two ways:

—	Overall competitiveness. The committee uses aggregated data and both company and individual performance as a reference point to ensure that the executive compensation program as a whole is competitive, meaning within the broad middle range of comparative pay at peer companies when the company achieves the targeted performance levels. The committee does not target a specific position within the range.
—	Individual competitiveness. The committee compares the overall pay of individual executives, if the jobs are sufficiently similar to make the comparison meaningful. The individual’s pay is driven primarily by individual and company performance and internal relativity, rather than the peer group data; the peer group data is used as a “market check” to ensure that individual pay remains within the broad middle range of peer group pay. The committee does not target a specific position within the range.
The peer group is reviewed for appropriateness at least every three years. The group was reviewed in June 2008, and the new group was used for purposes of 2009 compensation decisions. The committee added four new companies (AstraZeneca plc, Hoffmann-La Roche Inc., Novartis AG, and Sanofi-Aventis) because over time the number of comparator companies had decreased due to industry consolidation. The committee desired an expanded peer group to have a better representation of companies that are direct competitors for our products, operate in a similar business model, and employ people with the unique skills required to operate an established biopharmaceutical company. The committee also considered market cap as of December 31, 2007 and 2007 revenue as measures of size; with the exception of Johnson & Johnson, all peer companies were between one-half to three times Lilly with regard to both measures. The committee included Johnson & Johnson, despite its size, because it competes directly with Lilly for talent at all management levels.

•	CEO compensation. To provide further assurance of independence, the compensation recommendation for the CEO is developed by the committee’s independent consultant (Frederic W. Cook and his firm, Frederic W. Cook & Co., Inc.) with limited support from company staff. The Cook firm prepares analyses showing competitive CEO compensation among the peer group for the individual elements of compensation and total direct compensation. Mr. Cook develops a range of recommendations for any change in the CEO’s base salary, annual incentive target, equity grant value, and equity mix. The recommendations take into account the peer competitive pay analysis, expected future pay trends, and importantly, the position of the CEO in relation to other senior company executives and proposed pay actions for all key employees of the company. The range allows the committee to exercise its discretion based on the CEO’s individual performance and other factors. The CEO has no prior knowledge of the recommendations and normally takes no part in the recommendations, committee discussions, or decisions. For 2010, Dr. Lechleiter requested that no increases be made to his base salary or incentive targets.

Executive Compensation for 2009

Overview—Establishment of Overall Pay
In making its pay decisions for 2009, the committee reviewed 2008 company performance data and peer group data as discussed above, and also considered expected competitive trends in executive pay. That review showed:

•	Company performance. In 2008, the company performed in the upper tier of the peer group in adjusted earnings per share growth, sales growth, return on assets, and return on equity and in the lower tier in one-year and five-year total shareholder return.

•	Pay relative to peer group. The company’s total pay to executive officers for 2008 was in the broad middle range of the peer group.

The committee determined the following:

•	Program elements. The 2009 program consisted of base salary, a cash incentive bonus award, and two forms of performance-based equity grants: PAs and SVAs. Executives also received the company employee benefits package. This program balances the mix of cash and equity compensation, the mix of current and longer-term compensation, the mix of financial and market goals, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.

•	Pay ranges and mix of pay elements. The company generally maintained the same pay ranges and mix of pay elements as in 2008. The committee believes this overall program continues to provide cost-effective delivery of total compensation that:

—	encourages retention and employee engagement by delivering competitive cash and equity components

—	maintains a strong link to company performance and shareholder returns through a balanced equity incentive program without encouraging excessive risk-taking

—	maintains appropriate internal pay relativity, and

—	provides opportunity for total pay within the broad middle range of expected peer-group pay given company performance comparable to that of our peers.

2009 Target Compensation
The graphs below show the balance of target compensation determined by the committee.

2009 Actual Compensation
The graphs below show the ratio of pay elements in actual compensation received for 2009.

Base salary and bonus amounts are shown in the Summary Compensation Table. The PA payout for 2009 performance is shown in the table on page 44. The SVA payout for 2007-2009 performance was zero for all named executive officers except Mr. Carmine, who was not an officer when the award was granted. Mr. Carmine’s payout is shown in the Options Exercised and Stock Vested in 2009 table.

Base Salary
In setting base salaries for 2009, the committee considered the following:

•	The corporate budget. The corporate budget for salary increases was established based on company performance for 2008, expected performance for 2009, and a reference to general external trends. The objective of the budget is to allow salary increases to retain, motivate, and reward successful performers while maintaining affordability within the company’s business plan. Individual pay increases can be more or less than the budget amount depending on individual performance, but aggregate increases must stay within the budget. The aggregate increases for the named executive officers and the other executive officers were within the corporate budget of four percent.

•	Internal relativity, meaning the relative pay differences between different job levels.

•	Peer group data specific to certain positions in which the jobs were viewed as comparable in content and importance. We used the peer-group data as a market check for reasonableness and competitiveness. The salaries, as determined by the other factors, were within the broad middle range of expected competitive pay and, therefore, no further adjustments were necessary for competitiveness.

•	Individual performance. As described above under “The Committee’s Processes and Analyses,” base salary increases were driven largely by individual performance assessments.

—	In assessing Dr. Lechleiter’s 2008 performance, the independent directors considered the company’s and Dr. Lechleiter’s accomplishment of objectives that had been established at the beginning of the year and their own subjective assessment of his performance. They noted that under Dr. Lechleiter’s leadership in 2008, the company:

•	exceeded sales and earnings targets

•	successfully transitioned through the change in leadership with Mr. Taurel retiring at the end of 2008

•	aggressively expanded the product portfolio through business development transactions, including the acquisition of ImClone Systems Incorporated

•	implemented wide-ranging productivity improvements, including reducing layers of management.
In establishing Dr. Lechleiter’s base salary, the committee also considered his assumption of the additional role of chairman of the board in 2009.

—	With regard to Dr. Paul, the committee considered Lilly Research Laboratories’ progress with respect to pipeline goals, cycle time reductions, and transformation efforts, as well as his already-strong compensation.
—	The committee considered Mr. Carmine’s effective leadership in driving strong operating results and reinforcing a culture of transparency, ethics, and compliance.
—	The committee noted Mr. Rice’s continued strong leadership of the financial component, fostering a culture of controls and compliance, and overall contributions to company strategy.
—	With regard to Mr. Armitage, the committee recognized his continued leadership in shaping intellectual-property policy to foster innovation and driving a corporate culture of compliance and transparency.

Change in base salary ($000‘s)

			Percentage
Name	2008	2009	Increase
Dr. Lechleiter	$1,400	$1,500	7%

Dr. Paul	$1,006	$1,026	2%

Mr. Carmine	$880	$924	5%

Mr. Rice	$850	$901	6%

Mr. Armitage	$785	$816	4%

Cash Incentive Bonuses
The company’s annual cash bonus program aligns employees’ goals with the company’s sales and earnings growth objectives for the current year. Cash incentive bonuses for all management employees worldwide, as well as most nonmanagement employees in the U.S., are determined under The Eli Lilly and Company Bonus Plan (the bonus plan). Under the plan, the company sets bonus targets for all participants at the beginning of each year. Bonus payouts range from zero to 200 percent of target amounts depending on the company’s financial results relative to predetermined performance measures. At the end of the performance period, the committee has discretion to adjust a bonus payout downward (but not upward) from the amount yielded by the formula for executive officers.
The committee considered the following when establishing the 2009 awards:

•	Bonus targets. Bonus targets (expressed as a percentage of base salary) were based on job responsibilities, internal relativity, and peer group data. Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is linked to company performance. For three named executive officers, the committee maintained the same bonus targets as 2008; for two named executive officers, targets were increased in order to appropriately reflect internal relativity and maintain cash compensation within the broad middle range of expected competitive pay, given median peer-group performance.

Bonus targets (as a percentage of base salary):

Name	2008	2009	Change
Dr. Lechleiter	140%	140%	0%

Dr. Paul	85%	90%	5%

Mr. Carmine	85%	90%	5%

Mr. Rice	80%	80%	0%

Mr. Armitage	80%	80%	0%

•	Company performance measures. The committee established 2009 company performance measures with a 25 percent weighting on sales growth and a 75 percent weighting on growth in adjusted EPS (reported EPS adjusted as described below under “Adjustments for Certain Items”). This mix of performance measures focuses employees appropriately on improving both top-line sales and bottom-line earnings, with special emphasis on earnings in order to tie rewards directly to productivity improvements. The measures are also effective motivators because they are easy for employees to track and understand.

   In establishing the 2009 target growth rates, the committee considered the expected 2009 performance of our peer group, based on published investment analyst estimates. The target growth rates of three percent for sales and seven percent for adjusted EPS were slightly above the median expected growth rates for our peer group. These targets were aligned with our compensation objectives of producing above-target payouts if the company outperformed the peer group and below-target payouts if company performance lagged the peer group. Payouts were determined by this formula:

(0.25 x sales multiple) + (0.75 x adjusted EPS multiple) = bonus multiple

Bonus multiple X bonus target X base salary earnings = payout

2009 sales and adjusted EPS multiples are illustrated by these charts:

2009 pro forma sales of $21,836 million represented 5.3 percent growth over 2008 pro forma sales of $20,732 million and resulted in a sales multiple of 1.23.

2009 pro forma adjusted EPS of $4.42 represented growth of 15.7 percent over 2008 pro forma adjusted EPS of $3.82 and resulted in an EPS multiple of 1.87.

Together, the sales multiple and the adjusted EPS multiple yielded a bonus multiple of 1.71.

(0.25 x 1.23) + (0.75 x 1.87) = 1.71 bonus multiple

See page 37 for a reconciliation of 2009 reported and pro forma sales and adjusted EPS.

Equity Incentives—Total Equity Program
We employ two forms of equity incentives granted under the 2002 Lilly Stock Plan: performance awards (PAs) and shareholder value awards (SVAs). These incentives are designed to focus our leaders on long-term shareholder value: SVAs have a three-year performance period and PAs, beginning in 2009, have a two-year performance period. For executive officers, PAs pay out in restricted stock units that vest one year after the performance period. Executive officers are required to hold net shares they earn from SVAs for one year after payout. The following chart shows the holding periods for PA and SVA grants over time:

•	Target grant values. For 2009, the committee increased aggregate grant values for three named executives based on internal relativity, individual performance, and aggregated peer-group data suggesting that the 2008 grant values were below the broad middle range compared to those of peers. Consistent with the company’s compensation objectives, individuals at higher levels received a greater proportion of total compensation in the form of equity. The committee determined that for members of senior management, a 50/50 split between PAs and SVAs appropriately balances the company financial performance and shareholder equity return metrics of the two programs. Target values for 2009 equity grants for the named executive officers were as follows:

Target grant values ($000’s)

					Percentage
Name	2008 PA	2009 PA	2008 SVA	2009 SVA	Increase (total)
Dr. Lechleiter	$3,250	$3,750	$3,250	$3,750	15%
Dr. Paul	$1,500	$1,500	$1,500	$1,500	0%
Mr. Carmine	$1,500	$1,500	$1,500	$1,500	0%
Mr. Rice	$1,200	$1,500	$1,200	$1,500	25%
Mr. Armitage	$855	$1,000	$855	$1,000	17%

Equity Incentives—Performance Awards
PAs provide employees with shares of company stock if certain company performance goals are achieved. The awards are structured as a schedule of shares of company stock based on growth in adjusted EPS over specified time periods of one or more years. In 2009, the company granted both a one-year and a two-year award to all global management as a transition to a two-year performance period for all PAs granted beginning in 2010. (This design change was implemented in response to shareholder feedback.) The two grants in 2009 provided the opportunity for participants to receive one and only one PA payout each year—without skipping a year. The 2009 PA paid in February 2010, while the 2009-2010 PA will pay out in February 2011, assuming performance targets are met (see Holding Periods for PAs and SVAs chart above). The fair market value at grant for both awards was the same. Possible payouts for both PAs range from zero to 200 percent of the target amount, depending on adjusted EPS growth over the performance period. No dividends are paid on the awards during the performance period. At the end of the performance period, the committee has discretion to adjust an award payout downward (but not upward) from the amount yielded by the formula. For the 2009 grants, the committee considered the following:

•	Company performance measure. The committee established the performance measure as adjusted EPS growth. The committee believes adjusted EPS growth is an effective motivator because it is closely linked to shareholder value, is broadly communicated to the public, is easily understood by employees, and allows for objective comparisons to peer-group performance. The target growth percentage of seven percent was slightly above the median expected adjusted earnings performance of companies in our peer group over both a one-year and two-year period, based on published investment analyst estimates. Accordingly, consistent with our compensation objectives, company performance exceeding the expected peer-group median would result in above-target payouts, while company performance lagging the expected peer-group median would result in below-target payouts.

Payouts for 2009 PAs were determined according to this schedule:

2009 PA

2009 EPS	Less than $3.90	$3.90-$3.96	$3.97-$4.04	$4.05-$4.12	$4.13-$4.19	$4.20-$4.27	$4.28-$4.34	Greater than $4.34

Percent of Target	0%	50%	75%	100%	125%	150%	175%	200%

2009 pro forma adjusted EPS of $4.42 represented a growth over 2008 pro forma adjusted EPS ($3.82) of 15.7 percent. This top-tier growth within the peer group resulted in a 2009 PA payout at 200 percent of target. See page 37 for a reconciliation of 2009 reported and pro forma adjusted EPS.

Payouts for 2009-2010 PAs will be determined in 2011 based on the schedule below:

2009-2010 PA

Aggregate 2009-2010 EPS	Less than $7.87	$7.87-$8.09	$8.10-$8.33	$8.34-$8.57	$8.58-$8.81	$8.82-$9.06	$9.07-$9.31	Greater than $9.31

Percent of Target	0%	50%	75%	100%	125%	150%	175%	200%

Equity Incentives—Shareholder Value Awards
In 2007, the company replaced its stock option program with the SVA program. SVAs are structured as a schedule of shares of company stock based on the performance of the company’s stock over a three-year period. No dividends are paid on the awards during the performance period. Payouts range from zero to 140 percent of the target amount, depending on stock performance over the period. At the end of the performance period, the committee has discretion to adjust an award payout downward (but not upward) from the amount yielded by the formula. The SVA program delivers equity compensation that is strongly linked to long-term total shareholder returns. It is more cost-effective than the stock option program it replaced because the SVA program delivers, at a lower cost to the company, an equity incentive that is equally or more effective in aligning employee interests with long-term shareholder returns. For the 2009 grants, the committee considered the following:

•	Company performance measure. The SVA is designed to pay above target if company stock outperforms an expected compounded annual rate of return for large-cap companies and below target if company stock underperforms that rate of return. The expected rate of return used in this calculation was determined considering total return that a reasonable investor would consider appropriate for investing in a large-cap U.S. company, less the company’s current dividend yield, based on input from external money managers. Executive officers receive no payout if the stock price, less three years of dividends at the current rate, does not grow over the three-year performance period—in other words, if total shareholder return for the three-year period is zero or negative.

The starting price for the 2009-2011 SVAs was $34.74 per share, representing the average of the closing prices of company stock for all trading days in November and December 2008. The ending price to determine payouts will be the average of the closing prices of company stock for all trading days in November and December 2011.

Payouts of the 2009-2011 SVA to executive officers will be determined by this schedule when they are paid out in early 2012:

2009-2011 SVA

	Less than
Ending Stock Price	$28.57	$28.57-$32.78	$32.79-$36.99	$37.00-$39.49	$39.50-$41.99	$42.00-$44.49	Greater than $44.50

Compounded Annual Growth Rate (adjusted for dividends)	Less than (6.3)%	(6.3)%-(1.9)%	(1.9)%-2.1%	2.1%-4.4%	4.4%-6.5%	6.5% -8.6%	Greater than 8.6%

Percent of Target	0%	40%	60%	80%	100%	120%	140%

Stock Options
The company stopped granting stock options in 2007. All outstanding stock options are currently “under water,” meaning they have no realizable value. The stock option granted in 1999 expired in 2009, and all of the named executive officers forfeited the award having realized no value. These awards (and other expired stock options) were not replaced.

Adjustments for Certain Items
Consistent with past practice, the committee adjusted the results on which 2009 bonuses and PAs were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages. The adjustments are intended to:

•	align award payments with the underlying growth of the core business

•	avoid volatile, artificial inflation or deflation of awards due to the unusual items in either the award year or the previous (comparator) year

•	eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies or to defer disposing of underutilized assets or settling legacy legal proceedings to protect current bonus payments.

To assure the integrity of the adjustments, the committee establishes adjustment guidelines at the beginning of the year. These guidelines are consistent with the company guidelines for reporting adjusted earnings to the investment community, which are reviewed by the audit committee of the board. The adjustments apply equally to income and expense items. The compensation committee reviews all adjustments and retains “downward discretion”—i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.
For the 2009 awards calculation, the committee made these adjustments to EPS:

•	For both 2009 and 2008: Eliminated the impact of (i) significant asset impairments and restructuring charges and (ii) one-time accounting charges for the acquisition of in-process research and development

•	For 2009: Eliminated the impact of special charges related to litigation and the government investigations noted below

•	For 2008: Eliminated the impact of (i) the ImClone Systems Incorporated acquisition, (ii) a one-time benefit to income resulting from settlement of a tax audit, and (iii) special charges related to the resolution of government investigations of prior sales and marketing practices of the company.

In addition, to eliminate the distorting effect of the acquisition of ImClone Systems Incorporated (completed in late November 2008) on year-over-year growth rates, the committee adjusted sales and EPS for 2008 on a pro forma basis as if the acquisition had been completed at the beginning of 2008.
The adjustments were intended to align award payments more closely with underlying business growth trends and eliminate volatile swings (up or down) caused by the unusual items. This is demonstrated by the 2007, 2008, and 2009 adjustments:

Reconciliations of the adjustments to our reported sales and earnings per share are below. The bolded numbers are the growth percentages used to calculate payouts under the compensation programs.

			% Growth		% Growth
	2009	2008	2009 vs. 2008	2007	2008 vs. 2007
Sales as reported ($ millions)	$21,836.0	$20,371.9	7.2%	$18,633.5	9.3%
Pro forma ICOS adjustment	—	—		$72.7
Eliminate ImClone sales in 2008	—	($35.6)		—

Subtotal—adjusted for ImClone sales only	$21,836.0	$20,336.3		$18,706.2	8.7%
Pro forma ImClone adjustment	—	$324.7		—

Sales—pro forma adjusted (sales and royalties)	$21,836.0	$20,732.2	5.3%	$18,706.2

EPS as reported	$3.94	($1.89)	NM	$2.71	NM
Eliminate net impact associated with ImClone acquisition	—	$4.46		—
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$0.05	$0.10		$0.63
Eliminate asset impairments, restructuring and other special charges (including charges related to litigation and government investigations)	$0.42	$1.54		$0.21
Eliminate benefit from resolution of IRS audit	—	($0.19)		—
Proforma ICOS adjustment	—	—		($0.01)

EPS—pro forma adjusted (ICOS only)	$4.42	$4.02		$3.54	13.6%
Pro forma ImClone adjustment	—	($0.20)

EPS—pro forma adjusted (ImClone only)	$4.42	$3.82	15.7%

NM—Not meaningful
Numbers in the 2009 column do not add due to rounding.

Equity Incentive Grant Mechanics and Timing
The committee approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on:

•	the closing price of company stock on the grant date

•	the same valuation methodology the company uses to determine the accounting expense of the grants under Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

The committee’s procedure for the timing of equity grants assures that grant timing is not being manipulated for employee gain. The annual equity grant date for all eligible employees is in mid-February. The committee establishes this date well in advance—typically in October. The mid-February grant date timing is driven by these considerations:

•	It coincides with the company’s calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release by approximately two weeks, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

Grants to new hires and other off-cycle grants are effective on the first trading day of the following month.

Employee and Post-Employment Benefits
The company offers core employee benefits coverage to:

•	provide our global workforce with a reasonable level of financial support in the event of illness or injury

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and include medical and dental coverage, disability insurance, and life insurance.
In addition, the 401(k) plan and The Lilly Retirement Plan (the retirement plan) provide a reasonable level of retirement income reflecting employees’ careers with the company. U.S. employees are eligible to participate in these plans. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, the company also offers a nonqualified pension plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. employees.

The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Perquisites
The company provides very limited perquisites to executive officers. The company aircraft is made available for the personal use of Dr. Lechleiter, where the committee believes the security and efficiency benefits to the company clearly outweigh the expense. Dr. Lechleiter did not use the corporate aircraft for personal flights during 2009. Until March 1, 2009, the company aircraft was made available to other executive officers for the more limited purpose of travel to outside board meetings. However, the company no longer allows this use. Depending on seat availability, family members of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.

The Lilly Deferred Compensation Plan
Executives may defer receipt of part or all of their cash compensation under The Lilly Deferred Compensation Plan (the deferred compensation plan). The plan allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded plan, amounts deferred by the executive are credited at an interest rate of 120 percent of the applicable federal long-term rate, as described in more detail following the Nonqualified Deferred Compensation in 2009 table on page 48.

Severance Benefits
Except in the case of a change in control of the company, the company is not obligated to pay severance to named executive officers upon termination of their employment; any such payments are at the discretion of the committee. See footnote 2 to the Potential Payments Upon Termination of Employment table on page 50 for a description of a severance arrangement for Dr. Paul.
The company has adopted a change-in-control severance pay plan for nearly all employees of the company, including the executive officers. The plan is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for executives, the plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.
Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the plan are comparable for all regular employees:

•	Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the company plan generally requires a “double trigger”—a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the purpose of the plan, which is to provide employees with a guaranteed level of financial protection upon loss of employment. A partial exception is made for outstanding PAs, a portion of which would be paid out upon a change in control on a pro-rated basis for time worked based on the forecasted payout level at the time of the change in control. The committee believes this partial payment is appropriate because of the difficulties in converting the company EPS targets into an award based on the surviving company’s EPS. Likewise, if Lilly is not the surviving entity, a portion of outstanding SVAs is paid out on a pro-rated basis for time worked up to the change in control based on the merger price for company stock.

•	Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the plan. See pages 50-52 for a more detailed discussion, including a discussion of what constitutes a change in control.

•	Two-year protections. Employees who suffer a covered termination receive up to two years of pay and benefits protection. These provisions assure employees a reasonable period of protection of their income and core employee benefits upon which they depend for financial security.

—	Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary. Executives are all eligible for two years’ base salary plus cash bonus, with bonus established as the higher of the then-current year’s bonus target or the last bonus paid prior to the change in control. Beginning in October 2010, the bonus portion of this payment will be established based on bonus target only.
—	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for up to two years following termination of employment. All executives, including named executive officers, are entitled to two years’ benefit continuation. This period will be reduced to 18 months beginning in October 2010.

—	Pension supplement. Under the portion of the plan covering executives, a terminated employee would be entitled to a supplement of two years of age credit and two years of service credit for purposes of calculating eligibility and benefit levels under the retirement plan. This benefit will be eliminated beginning in October 2010.

•	Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would become vested.

•	Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control could exceed limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. Because of the way the excise tax is calculated, it can impose a large burden on some employees while similarly compensated employees will not be subject to the tax. The costs of this excise tax and associated gross-ups would be borne by the company. (Employees would pay income tax resulting from severance payments.) To avoid triggering the excise tax, payments that would otherwise be due under the plan that are up to three percent over the IRS limit will be cut back to the limit. Effective in October 2010, this cutback threshold will be raised to five percent above the IRS limit.

Share Ownership and Retention Guidelines; Hedging Prohibition
Share ownership and retention guidelines help to foster a focus on long-term growth. The committee has adopted a guideline requiring the CEO to own company stock valued at least five times his or her annual base salary. The committee revised the guidelines in 2009 for other executive officers to require ownership of a fixed number of shares based on position rather than a multiple of salary. The fixed number of shares eliminates volatility in the share ownership requirements that can occur with sharp movements in share price. Until the guideline level is reached, the executive officer must retain all existing holdings as well as 50 percent of net shares resulting from new equity payouts. Our executives have a long history of maintaining extensive holdings in company stock, and all established executive officers already meet or exceed the guideline. All new executive officers are on track to meet or exceed the guideline within the next few years. Dr. Lechleiter currently holds shares valued, as of year-end 2009, at over 11 times his salary. The following table shows the required share levels for the named executive officers:

	Prior Share	Revised Share	Meets
Executive	Requirement	Requirement	Requirement
Dr. Lechleiter	five times base salary		Yes

Dr. Paul	54,393	55,000	Yes

Mr. Carmine	49,897	55,000	Yes

Mr. Rice	42,407	55,000	Yes

Mr. Armitage	42,008	42,000	Yes

Executive officers are also required to retain all shares received from the company equity programs, net of acquisition costs and taxes, for at least one year, even once share requirements have been met. For PAs, this requirement is met by paying the award in the form of restricted stock units. As a result, executive officers experienced the same type of financial loss from the decline in stock value during 2009 as other company shareholders. Employees are not permitted to hedge their economic exposures to company stock through short sales or derivative transactions.

Tax Deductibility Cap on Executive Compensation
U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to certain executive officers. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation objectives.
We have taken steps to qualify all incentive awards (bonuses, PAs, and SVAs) for full deductibility as “performance-based compensation.” The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests. For 2009, the non-deductible compensation under this law was slightly less than the portion of each of Dr. Lechleiter’s and Dr. Paul’s base salaries that exceeded $1,000,000 as shown in the Summary Compensation Table.

Executive Compensation Recovery Policy and Other Risk Mitigation Tools
All incentive awards are subject to forfeiture prior to payment upon termination of employment or for disciplinary reasons. In 2009, the committee adopted an expanded executive compensation recovery policy applicable to executive officers. The company can recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. The expanded policy also permits the recovery or “claw back” of all or a portion of any incentive compensation or payment in the case of materially inaccurate financial statements or material errors in the performance calculation, whether or not they result in a restatement and whether or not the executive officer has engaged in wrongful conduct. Recoveries under this “no-fault” provision cannot extend back more than two years.
The recovery policy applies to any incentive compensation awarded or paid to an employee at a time when he or she is an executive officer. Subsequent changes in status, including retirement or termination of employment, do not affect the company’s rights to recover compensation under the policy.
In addition to the executive compensation recovery policy, the committee and management have implemented compensation-program design features to mitigate the risk of compensation programs encouraging misconduct or excessive risk-taking. First, incentive programs are designed using a diversity of meaningful financial metrics (growth in total shareholder return, measured over three years, net sales, and EPS, measured over one and two years), thus providing a balanced approach between short- and long-term performance. The committee reviews incentive programs each year against the objectives of the programs, assesses any features that could encourage excessive risk-taking, and makes changes as necessary. Second, management has implemented effective controls that minimize unintended and willful reporting errors.
The committee does not believe it is practical to apply a specific claw-back policy to SVAs since it is very difficult to isolate the amount, if any, by which the stock price might benefit from misstated earnings over a three-year performance period. In this case, the committee has the authority to exercise downward discretion to reduce or withhold payouts.

2010 Compensation Actions
Several changes to the company’s executive compensation program will take effect in 2010:

•	In light of the business challenges the company faces, Dr. Lechleiter requested that he receive no increase in base salary or incentive targets in 2010. The committee agreed to maintain his 2009 compensation package for 2010.

•	The transition from a one-year PA to a two-year PA will be completed, and PA targets will be revised to have a threshold payout of 50 percent of target (rather than zero) and a maximum payout of 150 percent of target (rather than 200 percent).

•	Changes to the change in control severance pay plans that generally reduce benefits are effective October 2010.

•	Changes to the retirement and retiree medical plans that reduce benefits for employees retiring prior to age 65 were effective January 2010.

Compensation Committee Report
The compensation committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the “Compensation Discussion and Analysis” found on pages 28-40 of this proxy statement. The committee is satisfied that the “Compensation Discussion and Analysis” fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the SEC.

Compensation Committee
Karen N. Horn, Ph.D., Chair
Michael L. Eskew
J. Erik Fyrwald
R. David Hoover
Ellen R. Marram

Summary Compensation Table

					Non-Equity
					Incentive Plan	Change in	All Other	Total
		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Compensation
Name and Principal Position	Year	($)	($)[2]	($)[2]	($)[3]	($)[4]	($)[5]	($)

John C. Lechleiter, Ph.D.[1]	2009	$1,483,333	$11,250,000	$0	$3,551,100	$4,553,125	$90,091	$20,927,649
Chairman, President, and	2008	$1,339,125	$8,125,000	$0	$2,709,053	$2,221,597	$87,107	$14,481,882
Chief Executive Officer	2007	$1,149,083	$4,972,500	$0	$2,160,277	$921,394	$70,761	$9,274,015

Steven M. Paul, M.D.	2009	$1,023,450	$4,500,000	$0	$1,575,090	$2,302,595	$16,682	$9,417,817
Executive Vice President,	2008	$1,000,250	$3,750,000	$0	$1,309,327	$1,586,474	$18,372	$7,664,423
Science and Technology and President, Lilly Research Laboratories	2007	$960,333	$3,000,000	$0	$1,534,613	$738,461	$13,500	$6,246,907

Bryce D. Carmine	2009	$916,667	$4,500,000	$0	$1,410,750	$1,776,537	$57,001	$8,660,955
Executive Vice President and President, Lilly Bio-Medicines	2008	$783,113	$3,750,000	$0	$1,006,135	$1,158,720	$53,497	$6,751,465

Derica W. Rice	2009	$892,500	$4,500,000	$0	$1,220,940	$977,741	$54,838	$7,646,019
Executive Vice President,	2008	$834,117	$3,000,000	$0	$1,027,632	$455,226	$86,034	$5,403,009
Global Services and Chief Financial Officer	2007	$747,583	$2,137,500	$0	$1,054,093	$194,469	$78,787	$4,212,432

Robert A. Armitage	2009	$811,167	$3,000,000	$0	$1,109,676	$775,287	$49,902	$5,746,032
Senior Vice President and	2008	$778,767	$2,137,500	$0	$959,441	$536,284	$53,138	$4,465,130
General Counsel	2007	$741,667	$2,137,500	$0	$1,045,750	$297,722	$45,551	$4,268,190

[1]	Supplement to the Summary Compensation Table. As discussed in the “Compensation Discussion and Analysis,” both a one-year and a two-year PA were granted in 2009, as part of our transition to a two-year award, which was implemented in response to shareholder feedback. The two grants in 2009 provided the opportunity for participants to receive one and only one PA payout each year—without skipping a year. For each member of global management (including executive officers), the grant date fair market value of the one-year and two-year awards was the same. The supplemental table below shows total 2009 compensation for Dr. Lechleiter, including one PA grant, which the company believes is more representative of his annual compensation. In addition, changes in interest rates resulted in a significant change in pension value in 2009 (see footnote 4 below). The change in pension value has been restated using the same interest-rate assumption used in 2008.

					Non-Equity
					Incentive Plan	Change in	All Other	Total
		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

John C. Lechleiter, Ph.D.	2009	$1,483,333	$7,500,000	$0	$3,551,100	$3,280,584	$90,091	$15,905,108
Chairman, President and Chief	2008	$1,339,125	$8,125,000	$0	$2,709,053	$2,221,597	$87,107	$14,481,882
Executive Officer	2007	$1,149,083	$4,972,500	$0	$2,160,277	$921,394	$70,761	$9,274,015

Without these two factors, Dr. Lechleiter’s reported compensation would have increased 9.8 percent over 2008, which is consistent with his promotion to CEO during 2008, his assumption of the role of chairman of the board in 2009, and the company’s strong financial performance for 2009. The increase in Dr. Lechleiter’s 2009 total compensation includes increases to his base salary, bonus target, and equity grant targets and reflects strong company performance measured by growth in revenue and EPS, but lagging performance in total shareholder return. (See the “Compensation Discussion and Analysis” for key company performance metrics and their impact on Dr. Lechleiter’s 2009 compensation.)

[2]	These columns show the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Values for awards subject to performance conditions (PAs) are computed based upon the probable outcome of the performance condition as of the grant date. (See the table on page 34 for target grant values for the 2008 and 2009 equity awards.) A discussion of assumptions used in calculating award values may be found in Note 8 to our 2009 audited financial statements in our Form 10-K.

The table below shows the minimum and maximum possible payout for each PA grant included in the “Stock Awards” column of the Summary Compensation Table (actual payouts for 2009 PAs are shown on page 44).

Name	Award Type	Payout Date	Minimum Payout	Maximum Payout

Dr. Lechleiter	2009 PA 2009-2010 PA	January 2010 January 2011	$0 $0	$7,500,000 $7,500,000

Dr. Paul	2009 PA 2009-2010 PA	January 2010 January 2011	$0 $0	$3,000,000 $3,000,000

Mr. Carmine	2009 PA 2009-2010 PA	January 2010 January 2011	$0 $0	$3,000,000 $3,000,000

Mr. Rice	2009 PA 2009-2010 PA	January 2010 January 2011	$0 $0	$3,000,000 $3,000,000

Mr. Armitage	2009 PA 2009-2010 PA	January 2010 January 2011	$0 $0	$2,000,000 $2,000,000

[3]	Payments for 2009 performance were made in March 2010 under the bonus plan. No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

[4]	The amounts in this column are the change in pension value for each individual, calculated by our actuary. The increase in incremental values in 2009 over 2008 was driven largely by the decrease in the discount rate from 6.9 percent in 2008 to 6.0 percent in 2009, reflecting changes in interest rates. The impact of this change is shown for Dr. Lechleiter in the supplemental table in footnote 1 above. Dr. Paul’s increase in value was also affected by 10 years of additional service credit described on page 48. No named executive officer received preferential or above-market earnings on deferred compensation.

[5]	The table below shows the components of the “All Other Compensation” column for 2007 through 2009, which includes the company match for each individual’s savings plan contributions, tax reimbursements, and perquisites.

		Savings Plan	Tax					Total “All Other
Name	Year	Match	Reimbursements[1]	Perquisites		Other		Compensation”

Dr. Lechleiter	2009 2008 2007	$89,000 $80,348 $68,945	$1,091 $6,759 $1,816	$0 $0 $0		$0 $0 $0		$90,091 $87,107 $70,761

Dr. Paul	2009 2008 2007	$14,700 $13,800 $13,500	$1,982 $4,572 $0	$0 $0 $0		$0 $0 $0		$16,682 $18,372 $13,500

Mr. Carmine	2009 2008	$55,000 $46,987	$2,001 $6,510	$0 $0		$0 $0		$57,001 $53,497

Mr. Rice	2009 2008 2007	$53,550 $50,047 $44,855	$1,288 $6,246 $15,030 [3]	$0 $29,741 $0	[2]	$0 $0 $18,902	[4]	$54,838 $86,034 $78,787

Mr. Armitage	2009 2008 2007	$48,670 $46,726 $44,500	$1,232 $6,412 $1,051	$0 $0 $0		$0 $0 $0		$49,902 $53,138 $45,551

[1]	These amounts reflect tax reimbursements for expenses for each executive’s spouse to attend certain company functions involving spouse participation. Beginning in 2010, the company will no longer reimburse executive officers for these taxes. For Mr. Rice, these amounts include taxes on income imputed for use of the corporate aircraft to attend outside board meetings.

[2]	The incremental cost of Mr. Rice’s use of the corporate aircraft was $25,839 in 2008. The amount in this column also includes Mrs. Nelson-Rice’s expenses to attend certain company functions involving spouse participation. We calculate the incremental cost to the company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs, offset by any time-share lease payments by the executive. Since the company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the company-owned aircraft, and the cost of maintenance not related to trips. As of March 1, 2009, executive officers are no longer permitted to use corporate aircraft to attend outside board meetings.

[3]	For Mr. Rice, this amount includes $13,051 in tax reimbursements in 2007 for the payment described in footnote 4 below.

[4]	Reimbursement for an over-withholding of taxes by the company in a prior year when Mr. Rice was on an overseas assignment.

We have no employment agreements with our named executive officers. However, Dr. Paul and Mr. Armitage have been credited with additional years of service (see page 48).

Grants of Plan-Based Awards During 2009
The compensation plans under which the grants in the following table were made are generally described in the “Compensation Discussion and Analysis” and include the bonus plan (a non-equity incentive plan) and the 2002 Lilly Stock Plan (which provides for PAs, SVAs, stock options, restricted stock grants, and stock units).

									All Other
			Estimated Possible Payouts			Estimated Possible and Future			Option
			Under Non-Equity			Payouts Under Equity			Awards:
			Incentive Plan Awards[1]			Incentive Plan Awards[2]			Number of	Grant Date
		Compensation							Securities	Fair Value
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	of Equity
Name	Grant Date	Action Date	($)	($)	($)	(# shares)	(# shares)	(# shares)	Options[3]	Awards
Dr. Lechleiter	— 2/9/2009[4] 2/9/2009[5] 2/9/2009[6]	— 12/15/2008 12/15/2008 12/15/2008	$51,917	$2,076,667	$4,153,333	51,839 54,953 48,749	103,677 109,906 121,872	207,354 219,812 170,621	0	$3,750,000 $3,750,000 $3,750,000

Dr. Paul	— 2/9/2009[4] 2/9/2009[5] 2/9/2009[6]	— 12/15/2008 12/15/2008 12/15/2008	$23,028	$921,105	$1,842,210	20,736 21,981 19,500	41,471 43,962 48,749	82,942 87,924 68,250	0	$1,500,000 $1,500,000 $1,500,000

Mr. Carmine	— 2/9/2009[4] 2/9/2009[5] 2/9/2009[6]	— 12/15/2008 12/15/2008 12/15/2008	$20,625	$825,000	$1,650,000	20,736 21,981 19,500	41,471 43,962 48,749	82,942 87,924 68,250	0	$1,500,000 $1,500,000 $1,500,000

Mr. Rice	— 2/9/2009[4] 2/9/2009[5] 2/9/2009[6]	— 12/15/2008 12/15/2008 12/15/2008	$17,850	$714,000	$1,428,000	20,736 21,981 19,500	41,471 43,962 48,749	82,942 87,924 68,250	0	$1,500,000 $1,500,000 $1,500,000

Mr. Armitage	— 2/9/2009[4] 2/9/2009[5] 2/9/2009[6]	— 12/15/2008 12/15/2008 12/15/2008	$16,223	$648,933	$1,297,867	13,824 14,654 13,000	27,647 29,308 32,499	55,294 58,616 45,499	0	$1,000,000 $1,000,000 $1,000,000

[1]	These columns show the threshold, target, and maximum payouts for performance under the bonus plan. As described in the section titled “Cash Incentive Bonuses” in the “Compensation Discussion and Analysis,” bonus payouts range from zero to 200 percent of target. The bonus payment for 2009 performance has been made based on the metrics described, at 171 percent of target, and is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

[2]	These columns show the range of payouts targeted for 2009 performance under the 2002 Lilly Stock Plan as described in the sections titled: “Equity Incentives—Performance Awards” and “Equity Incentives—Shareholder Value Awards” in the “Compensation Discussion and Analysis.” PA payouts range from zero to 200 percent of target. SVA payouts range from zero to 140 percent of target.

[3]	No stock options were granted in 2009. The company stopped granting stock options in 2007.

[4]	These rows show the 2009 PA grants. The 2009 PA payout is shown in more detail below.

[5]	These rows show the 2009-2010 PA grants. The 2009-2010 PA payout will be determined in January 2011.

[6]	These rows show the 2009-2011 SVA grants. The payout for the 2009-2011 SVA will be determined in January 2012.

The two-year PA, granted in 2009, will pay out in January 2011 based on cumulative EPS for 2009 and 2010. The transitional one-year PA, granted in 2009, paid out in January 2010, and the named executive officers received the restricted share units shown in the table below. For 2009 performance, payouts were 200 percent of target. To receive a PA payout, a participant must have remained employed with the company through December 31, 2009 (except in the case of death, disability, or retirement). In addition, an employee who was an executive officer at the time of grant and an employee at the time of payout received payment in restricted share units. No dividends accrue on either PAs or SVAs during the performance period. Non-preferential dividends are accrued during the PAs’ one-year restriction period and are paid upon vesting. Each executive was awarded the restricted stock units identified in the table below, and the units will remain restricted (and subject to forfeiture if the executive resigns) until February 2011, at which time the units will be paid out in the form of shares. Beginning in 2010, the threshold payout for PAs will be 50 percent of target (rather than zero) and the maximum payout will be 150 percent of target (rather than 200 percent).

Name	Performance Awards	Value at Payout
Dr. Lechleiter	207,354	$7,497,921
Dr. Paul	82,942	$2,999,183
Mr. Carmine	82,942	$2,999,183
Mr. Rice	82,942	$2,999,183
Mr. Armitage	55,294	$1,999,431

SVAs granted in 2009 will pay out at the end of the three-year performance period according to the schedule on page 35 of the “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2009

	Option Awards			Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
						Plan Awards:	Market or
	Number of					Number of	Payout Value
	Securities					Unearned	of Unearned
	Underlying				Market Value of	Shares, Units,	Shares, Units,
	Unexercised	Option		Number of Shares	Shares or Units	or Other Rights	or Other Rights
	Options	Exercise	Option	or Units of Stock	of Stock That	That Have	That Have
	(#)[1]	Price	Expiration	That Have	Have Not	Not Vested	Not Vested
Name	Exercisable	($)	Date	Not Vested (#)	Vested ($)	(#)	($)
Dr. Lechleiter						121,872[2]	$4,352,049
						86,413[3]	$3,085,808
						219,812[4]	$7,849,487
				207,354[5]	$7,404,611
				111,041[6]	$3,965,274
	140,964	$56.18	2/9/2016
	127,811	$55.65	2/10/2015
	200,000	$73.11	2/14/2014
	120,000	$57.85	2/15/2013
	120,000 [8]	$75.92	2/17/2012
	60,000	$79.28	10/4/2011
	10,000	$88.41	12/17/2010
	100,000	$88.41	12/17/2010

Dr. Paul						48,749[2]	$1,740,827
						39,883[3]	$1,424,222
						87,924[4]	$3,139,766
				82,942[5]	$2,961,859
				51,249[6]	$1,830,102
				5,000[7]	$178,550
	72,289	$56.18	2/28/2015
	85,207	$55.65	2/10/2015
	120,000	$73.11	2/14/2014
	50,000	$57.85	2/15/2013
	46,000	$75.92	2/17/2012
	23,000	$79.28	10/4/2011
	75,900	$73.98	2/18/2011
	25,000	$88.41	12/17/2010
	25,000	$88.41	12/17/2010
	50,000	$88.41	12/17/2010

Mr. Carmine						48,749[2]	$1,740,827
						39,883[3]	$1,424,222
						87,924[4]	$3,139,766
				82,942[5]	$2,961,859
				51,249[6]	$1,830,102
	37,651	$56.18	2/9/2016
	42,604	$55.65	2/10/2015
	55,000	$73.11	2/14/2014
	57,000	$57.85	2/15/2013
	50,000	$75.92	2/17/2012
	23,000	$79.28	10/4/2011
	50,600	$73.98	2/18/2011

Mr. Rice						48,749[2]	$1,740,827
						31,906[3]	$1,139,363
						87,924[4]	$3,139,766
				82,942[5]	$2,961,859
				40,999[6]	$1,464,074
	30,000	$52.54	4/29/2016
	27,108	$56.18	2/9/2016
	23,077	$55.65	2/10/2015
	25,000	$73.11	2/14/2014
	11,200	$57.85	2/15/2013
	10,000	$75.92	2/17/2012
	5,000	$79.28	10/4/2011
	12,000	$73.98	2/18/2011

Mr. Armitage						32,499[2]	$1,160,539
						22,733[3]	$811,795
						58,616[4]	$2,093,177
				55,294[5]	$1,974,549
				29,213[6]	$1,043,196
	54,217	$56.18	2/9/2016
	53,254	$55.65	2/10/2015
	80,000	$73.11	2/14/2014
	80,000	$57.85	2/15/2013
	23,800	$75.92	2/17/2012
	7,000	$79.28	10/4/2011
	23,100	$73.98	2/18/2011

[1]	These options vested as listed in the table below by expiration date. In addition, Dr. Paul’s options expiring February 28, 2015 vested on February 10, 2009, and his options expiring December 17, 2010 were granted outside of the normal annual cycle and vested in three installments, as follows: 25 percent on December 19, 2005; 25 percent on December 18, 2008; and 50 percent on November 2, 2009.

Expiration Date	Vesting Date
04/29/2016	05/01/2009
02/09/2016	02/10/2009
02/10/2015	02/11/2008
02/14/2014	02/19/2007
02/15/2013	02/17/2006

Expiration Date	Vesting Date
02/17/2012	02/18/2005
10/04/2011	10/03/2003
02/18/2011	02/20/2004
12/17/2010	12/18/2003

[2]	SVAs granted for the 2009-2011 performance period that will end December 31, 2011. The number of shares reported in the table reflects the target payout, which will be made if the average closing stock price in November and December 2011 is between $39.50 and $41.99. Actual payouts may vary from zero to 140 percent of target. Had the performance period ended at year-end 2009, the payout would have been 60 percent of target. Should this award pay out, Dr. Paul will receive a prorated payout in January 2012, reflecting his retirement after 14 months of the three-year performance period.

[3]	SVAs granted for the 2008-2010 performance period that will end December 31, 2010. The number of shares reported in the table reflects the target payout, which will be made if the average closing stock price in November and December 2010 is between $62.00 and $65.99. Actual payouts may vary from zero to 140 percent of target. Had the performance period ended at year-end 2009, the payout would have been zero. Should this award pay out, Dr. Paul will receive a prorated payout in January 2011, reflecting his retirement after 26 months of the three-year performance period.

[4]	Maximum number of PA shares that could pay out in January 2011 for 2009-2010 performance provided performance goals are met. Any shares resulting from this award will pay out in the form of restricted stock units, vesting February 2012. Should this award pay out, Dr. Paul will receive a prorated payout in February 2012, reflecting his retirement after 14 months of the two-year performance period.

[5]	PA paid out in January 2010 as restricted stock units for 2009 performance. These shares will vest in February 2011.

[6]	PA shares paid out in January 2009 for 2008 performance. These shares vested in February 2010.

[7]	These shares were forfeited upon Dr. Paul’s retirement on February 28, 2010.

[8]	Dr. Lechleiter transferred 118,683 shares of this option to a trust for the benefit of his children, and these shares vested on April 30, 2002. 50,734 shares of this option are held in trust for the benefit of Dr. Lechleiter’s children, and the remainder has been transferred back to Dr. Lechleiter.

Options Exercised and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
Name	Exercise (#)	on Exercise ($)[1]	Vesting (#)		on Vesting ($)[2]
Dr. Lechleiter	0	$0	73,354	[3]	$2,700,894
			0	[4]	$0

Dr. Paul	0	$0	44,256	[3]	$1,629,506
			0	[4]	$0

Mr. Carmine	0	$0	—	[3]	—
			6,192	[4]	$223,903

Mr. Rice	0	$0	31,532	[3]	$1,161,008
			0	[4]	$0

Mr. Armitage	0	$0	31,532	[3]	$1,161,008
			0	[4]	$0

[1]	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise. All outstanding stock options are currently under water.

[2]	Amounts reflect the market value of the stock on the day the stock vested.

[3]	With the exception of Mr. Carmine (who was not an executive officer when these awards were granted), these shares represent PAs issued in January 2008 (as restricted stock grants) for company performance in 2007 and were subject to forfeiture until they vested in February 2009.

[4]	For Mr. Carmine, these shares represent a payout of the SVA granted for the 2007-2009 performance period, which vested on December 31, 2009. Mr. Carmine (along with all other participants who were not executive officers at the time of grant) received a payout at 60 percent of target. This SVA did not pay out for any executive officer, because the company’s stock was below $63.00.

Retirement Benefits
We maintain two plans to provide retirement income to U.S. employees, including executive officers:

•	The 401(k) plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on employees’ contributions, in the form of company stock, up to six percent of base salary. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the Summary Compensation Table for information about company contributions to the named executive officers.

•	The retirement plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the Summary Compensation Table for additional information about the value of these pension benefits.

Sections 401 and 415 of the Internal Revenue Code generally limit the amount of annual pension that can be paid from a tax-qualified plan ($195,000 in 2009) as well as the amount of annual earnings that can be used to calculate a pension benefit ($245,000 in 2009). However, since 1975, the company has maintained a nonqualified pension plan that pays retirees the difference between the amount payable under the retirement plan and the amount they would have received without the retirement plan’s limits. The nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy.
The following table shows benefits that the named executive officers are entitled to under the retirement plan and the nonqualified pension plan.

Pension Benefits in 2009

		Number of Years of	Present Value of	Payments During
Name	Plan	Credited Service	Accumulated Benefit ($)[1]	Last Fiscal Year ($)
Dr. Lechleiter[2]	retirement plan	30	$1,031,202
	nonqualified plan	30	$13,041,165

	total		$14,072,367	$0

Dr. Paul[3]	retirement plan	17	$489,493
	nonqualified plan	17	$8,506,726

	total		$8,996,219	$0

Mr. Carmine[4]	retirement plan	34	$1,313,142
	nonqualified plan	34	$6,036,729

	total		$7,349,871	$0

Mr. Rice	retirement plan	20	$364,482
	nonqualified plan	20	$1,871,870

	total		$2,236,352	$0

Mr. Armitage[5]	retirement plan	10	$266,953
	nonqualified plan	10	$2,181,780

	total		$2,448,733	$0

[1]	The calculation of the present value of the accumulated benefit assumes a discount rate of 6.0 percent, mortality RP 2000CH (post-retirement decrement only), and a joint and survivor benefit of 50 percent until age 62 and 25 percent thereafter.

[2]	Dr. Lechleiter is currently eligible for early retirement. He qualifies for approximately five percent less than his full retirement benefit. Early retirement benefits are further described below.

[3]	Dr. Paul retired effective February 28, 2010 and qualified for a full retirement benefit. His additional service credit, described below, increased the present value of his nonqualified pension benefit, shown above, by $3,306,938.

[4]	Mr. Carmine is currently eligible for full retirement benefits.

[5]	Mr. Armitage is currently eligible for early retirement. His additional service credit, described below, increased the present value of his nonqualified pension benefit by $440,772. The amount shown above is approximately two percent less than his full retirement benefit.

The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and any qualifying survivor. The annual benefit under the retirement plan is calculated using the average of the annual earnings for the highest five out of the last 10 years of service (final average earnings). Annual earnings covered by the retirement plan consist of salary and bonus calculated for the amount of bonus paid (rather than credited) and for the year in which earnings are paid (rather than earned or credited). In addition, for years prior to 2003, the calculation includes PA payouts. The amount of the benefit also depends on the retiree’s age and years of service at the time of retirement. In general, for benefits accrued before January 1, 2010, benefit calculations were based on “points,” with an employee’s points equaling the sum of his or her age plus years of service. Benefits accrued on or after January 1, 2010 are based on years of service. Eligible employees who retired prior to January 1, 2010 could retire (i) at age 65 with at least five years of service, (ii) at age 62 with at least 80 points, or (iii) with 90 or more points and receive an unreduced benefit for service through December 31, 2009 and could elect early retirement with reduced benefits as described below:

•	Employees with between 80 and 90 points could retire with a benefit that is reduced by three percent for each year that the employee has left to reach 90 points or age 62.

•	Employees who have less than 80 points, but who reached age 55 and have at least 10 years of service, could retire with a benefit that is reduced as described above and is further reduced by six percent for each year that the employee has left to reach 80 points or age 65.

For employees hired on or after February 1, 2008 and for all employees beginning January 1, 2010, the retirement plan was amended, in part, to modify the benefit formula used to calculate benefits accruing thereafter. Eligible employees who retire on or after January 1, 2010 can retire at 65 with at least five years of service and receive an unreduced benefit. Pension benefits under the amended retirement plan are reduced for employees retiring before age 65.
For retirees with spouses, domestic partners, or unmarried dependents, the plan will pay survivor annuity benefits upon the retiree’s death at 25, 50, or 75 percent of the retiree’s annuity benefit, depending on the employee’s elections. Election of the higher survivor benefit will result in a lower annuity payment during the retiree’s life. All U.S. retirees, or their eligible survivors, are entitled to medical insurance under the company’s plans.
Following the recruitment by the company and Dr. Paul of his successor, Dr. Jan Lundberg, Dr. Paul retired on February 28, 2010. Pursuant to a 2004 agreement with the company, Dr. Paul was entitled to 10 years of additional service credit for purposes of his pension (but not other benefits) and a full pension benefit unreduced for early retirement if he remained employed past age 60 or was terminated by the company before age 60 for reasons other than cause. In conjunction with the company’s hiring of Dr. Lundberg, the company requested and Dr. Paul agreed that he would move his retirement date forward. As a result, he was eligible for a full pension benefit unreduced for early retirement. When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. Since Mr. Armitage reached age 60 with 8.75 years of service, for purposes of determining eligibility and calculating his early retirement reduction, he has been treated as though he has 20 years of service. The additional service credit made him eligible to begin reduced benefits 15 months early, but did not change the timing or amount of his unreduced benefits (shown in the Pension Benefits in 2009 table). A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.

Nonqualified Deferred Compensation in 2009

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contributions in	Contributions in	Earnings in	Distributions in	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	Plan	($)[1]	($)[2]	($)	($)	($)[3]
Dr. Lechleiter	nonqualified savings	$74,300	$74,300	$78,336		$974,482
	deferred compensation	$1,354,526	—	$277,899		$5,840,317

	total	$1,428,826	$74,300	$356,235	$0	$6,814,799

Dr. Paul	nonqualified savings	$0	$0	$45,843		$541,320
	deferred compensation	$0	—	$0		$0

	total	$0	$0	$45,843	$0	$541,320

Mr. Carmine	nonqualified savings	$40,300	$40,300	$36,953		$338,827
	deferred compensation	$503,068	—	$71,912		$1,538,182

	total	$543,368	$40,300	$108,864	$0	$1,877,010

Mr. Rice	nonqualified savings	$38,850	$38,850	$19,368		$301,614
	deferred compensation	$0	—	$0		$0

	total	$38,850	$38,850	$19,368	$0	$301,614

Mr. Armitage	nonqualified savings	$33,970	$33,970	$40,681		$420,986
	deferred compensation	$936,235	—	$228,035		$4,761,489

	total	$970,205	$33,970	$268,716	$0	$5,182,475

[1]	The amounts in this column are also included in the Summary Compensation Table, in the “Salary” column (nonqualified savings) or the “Non-Equity Incentive Plan Compensation” column (deferred compensation).

[2]	The amounts in this column are also included in the Summary Compensation Table, in the “All Other Compensation” column as a portion of the savings plan match.

[3]	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2009 ($)	Previous Years ($)	Total ($)
Dr. Lechleiter	$1,503,126	$3,879,530	$5,382,656

Dr. Paul	$0	$218,711	$218,711

Mr. Carmine	$583,668	$410,795	$994,463

Mr. Rice	$77,700	$182,604	$260,304

Mr. Armitage	$1,004,175	$3,706,384	$4,710,559

The Nonqualified Deferred Compensation in 2009 table above shows information about two company programs: the nonqualified savings plan and the deferred compensation plan. The nonqualified savings plan is designed to allow each employee to contribute up to six percent of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the 401(k) plan, with the same participation and investment elections. Executive officers and other U.S. executives may also defer receipt of all or part of their cash compensation under the deferred compensation plan. Amounts deferred by executives under this plan are credited with interest at 120 percent of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 5.2 percent for 2009 and is 4.9 percent for 2010. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control of the company, as described below, and (ii) certain pension arrangements as shown below and described under “Retirement Benefits” above, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the compensation committee.

Potential Payments Upon Termination of Employment (as of December 31, 2009)

				Acceleration and
				Continuation of
			Continuation of	Equity Awards
		Incremental	Medical / Welfare	(unamortized		Total
	Cash Severance	Pension Benefit	Benefits	expense as of	Excise Tax	Termination
	Payment	(present value)	(present value)[1]	12/31/09)	Gross-Up	Benefits
Dr. Lechleiter

• Voluntary retirement	$0	$0	$0	$0	$0	$0

• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0

• Involuntary or good reason termination after change in control	$10,102,200	$1,882,018	$60,211	$0	$4,406,961	$16,451,390

Dr. Paul[2]

• Voluntary retirement	$0	$0	$0	$0	$0	$0

• Involuntary retirement or termination	$2,000,000	$3,669,082	$0	$0	$0	$5,669,082

• Involuntary or good reason termination after change in control	$0	$0	$0	$0	$0	$0

Mr. Carmine

• Voluntary retirement	$0	$0	$0	$0	$0	$0

• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0

• Involuntary or good reason termination after change in control	$4,669,500	$121,986	$24,000	$0	$1,647,735	$6,463,221

Mr. Rice

• Voluntary termination	$0	$0	$0	$0	$0	$0

• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0

• Involuntary or good reason termination after change in control	$4,243,880	$215,303	$24,000	$3,827,164	$3,516,816	$11,827,163

Mr. Armitage

• Voluntary retirement	$0	$0	$0	$0	$0	$0

• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0

• Involuntary or good reason termination after change in control	$3,852,152	$456,749	$24,000	$0	$1,527,014	$5,859,915

[1]	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Plan—Continuation of medical and welfare benefits” below.

[2]	Following the successful recruitment of his successor, the company asked and Dr. Paul agreed that to accommodate a smooth transition, Dr. Paul would retire February 28, 2010, a change from his plan to retire later in the year (see page 48 for more information about Dr. Paul’s retirement benefits). Dr. Paul received the severance payment shown upon his retirement.

Accrued Pay and Regular Retirement Benefits. The amounts shown in the previous table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay.

•	regular pension benefits under the retirement plan and the nonqualified pension plan. See “Retirement Benefits” on page 47. The amounts shown in the table above as “Incremental Pension Benefit” are explained below.

•	welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as “Continuation of Medical / Welfare Benefits” are explained below.

•	distributions of plan balances under the 401(k) plan and the nonqualified savings plan. See the narrative following the Nonqualified Deferred Compensation in 2009 table for information about the 401(k) plan, the deferred compensation plan, and the nonqualified savings plan.

•	the value of accelerated vesting of certain unvested equity grants upon retirement. Under the company’s stock plans, employees who terminate employment while retirement-eligible receive accelerated vesting of unvested stock options (except for options granted in the 12 months before retirement, which are forfeited), outstanding PAs and SVAs (which are paid on a reduced basis for time worked during the performance period), and restricted stock awarded in payment of previous PAs.

•	the value of option continuation upon retirement. When an employee terminates prior to retirement, his or her stock options are terminated 30 days thereafter. However, when a retirement-eligible employee terminates, his or her options remain in force until the earlier of five years after retirement or the option’s normal expiration date.

Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation in 2009 table.

Death and Disability. A termination of employment due to death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.

Termination for Cause. Executives receive no severance or enhanced pension or medical benefits and forfeit any unvested equity grants.

Change-in-Control Severance Pay Plan. As described in the “Compensation Discussion and Analysis” under “Severance Benefits,” the company maintains a change-in-control severance pay plan (CIC plan) for nearly all employees, including the named executive officers. The CIC plan defines a change in control very specifically, but generally the terms include the occurrence of, or entry into, an agreement to do one of the following: (i) acquisition of 15 percent (20 percent beginning October 20, 2010) or more of the company’s stock; (ii) replacement by the shareholders of one third (one half beginning October 20, 2010) or more of the board of directors; (iii) consummation of a merger, share exchange, or consolidation of the company; or (iv) liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for “involuntary or good reason termination after change in control” are based on the following assumptions and plan provisions:

•	Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the current plan, based on the named executive’s compensation, benefits, age, and service credit at December 31, 2009. Eligible terminations include an involuntary termination for reasons other than for cause, or a voluntary termination by the executive for good reason, within two years following the change in control.

—	A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.
—	A termination by the executive officer is for good reason if it results from: (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities, or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each 12-month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three-year period immediately prior to the change in control; or (vi) relocation of the executive by more than 50 miles.

•	Cash severance payment. Represents the CIC plan benefit of two times the employee’s 2009 annual base salary plus two times the employee’s cash bonus for 2009 under the bonus plan.

•	Incremental pension benefit. Represents the present value of an incremental nonqualified pension benefit of two years of age credit and two years of service credit that is provided under the CIC plan. The incremental pension benefit will be discontinued October 20, 2010. The following standard actuarial assumptions were used to calculate each individual’s incremental pension benefit:

Discount rate:	6.0 percent

Mortality (post-retirement decrement only):	RP 2000CH

Joint and survivor benefit (% of pension):	50% until age 62; 25% thereafter

•	Continuation of medical and welfare benefits. Represents the present value of the CIC plan’s guarantee, for two years following a covered termination, of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. Effective October 20, 2010, the coverage period will be reduced to 18 months. The same actuarial assumptions were used to calculate continuation of medical and welfare benefits as were used to calculate incremental pension benefits, with the addition of an assumed COBRA rate of $12,000 per year.

•	Acceleration and continuation of equity awards. Under the CIC plan, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would vest, and options would be exercisable for up to three years following termination. Payment of SVAs is accelerated in the case of a change in control in which Lilly is not the surviving entity. In the event of a change in control, the three retirement-eligible named executive officers, Dr. Lechleiter, Mr. Carmine, and Mr. Armitage, would retire, and their unvested equity awards would vest according to their terms. The amount in this column represents the previously unamortized expense that would be recognized in connection with the acceleration of Mr. Rice’s unvested equity grants. In addition, the named executive officer who is not retirement-eligible, Mr. Rice, would receive the benefit under the CIC plan of continuation of his outstanding stock options for up to three years following termination of employment. There would be no incremental expense to the company for this continuation because the options have already been fully expensed.

•	Excise tax reimbursement. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of the reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent and a 40 percent federal, state, and local income tax rate. To reduce the company’s exposure to these reimbursements, the employee’s severance will be cut back by up to three percent (five percent effective October 20, 2010) if the effect is to avoid triggering the excise tax under Section 280G.

Payments Upon Change in Control Alone. In general, the CIC plan is a “double trigger” plan, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control a partial payment of outstanding PAs would be made, reduced to reflect the portion of the performance period worked prior to the change in control. Likewise, in the case of a change in control in which Lilly is not the surviving entity, SVAs will pay out based on the change-in-control stock price and be prorated for the portion of the three-year performance period elapsed.

Ownership of Company Stock

Common Stock Ownership by Directors and Executive Officers
The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 2, 2010.
The table shows shares held by named executive officers in the 401(k) plan, shares credited to the accounts of outside directors in the Lilly Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in these two plans. In addition, the table shows restricted stock units that will be issued as shares of common stock at the end of the restriction period and shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 2, 2010. All of the stock options shown are currently under water.

					Stock Options
		Directors’	Total Shares		Exercisable Within
	401(k)	Deferral	Owned	Restricted	60 Days of
Name	Plan Shares	Plan Shares[1]	Beneficially[2]	Stock Units[3]	February 2, 2010
Ralph Alvarez	—	4,040	4,040	—	—

Robert A. Armitage	2,518	—	84,371	55,294	321,371

Sir Winfried Bischoff	—	21,260	23,260	—	11,200

Bryce D. Carmine	5,472	—	81,212	82,942	315,855

Michael L. Eskew	—	8,826	8,826	—	—

Martin S. Feldstein, Ph.D.	—	19,449	20,449	—	8,400

J. Erik Fyrwald	—	24,425	24,525	—	—

Alfred G. Gilman, M.D., Ph.D.	—	27,822	27,822	—	14,000

R. David Hoover	—	5,748	6,748	—	—

Karen N. Horn, Ph.D.	—	41,975	41,975	—	14,000

John C. Lechleiter, Ph.D.	15,497	—	273,942 [4]	207,354	878,775

Ellen R. Marram	—	19,449	20,449	—	5,600

Douglas R. Oberhelman	—	4,040	4,040	—	—

Steven M. Paul, M.D.	1,054	—	77,937	82,942	572,396

Franklyn G. Prendergast, M.D., Ph.D.	—	34,071	34,071	—	14,000

Derica W. Rice	6,374	—	87,557	82,942	143,385

Kathi P. Seifert	—	29,679	33,212	—	14,000

All directors and executive officers as a group (27 people):			1,044,088

1See the description of the Lilly Directors’ Deferral Plan on page 18.

[2]	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to their shares. No person listed in the table owns more than 0.02 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.09 percent of the outstanding common stock of the company. The company includes restricted stock units for purposes of determining whether share ownership guidelines are met.

[3]	The 2009 PAs paid out in January 2010 in restricted stock units for 2009 performance. These shares will vest in February 2011, and have no voting rights until they vest.

[4]	The shares shown for Dr. Lechleiter include 12,481 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power with respect to the shares held by the foundation.

Principal Holders of Stock
To the best of the company’s knowledge, the only beneficial owners of more than five percent of the outstanding shares of the company’s common stock are the shareholders listed below:

	Number of Shares
Name and Address	Beneficially Owned	Percent of Class

Lilly Endowment, Inc. (the “Endowment”)	135,670,804	11.8%
2801 North Meridian Street	(as of 2/12/10)
Indianapolis, Indiana 46208

Capital World Investors	87,117,891	7.6%
333 South Hope Street	(as of 12/31/09)
Los Angeles, California 90071

PRIMECAP Management Company	64,325,375	5.6%
225 South Lake Ave., #400	(as of 12/31/09)
Pasadena, California 91101

Wellington Management Company, LLP	63,559,644	5.5%
75 State Street	(as of 12/31/09)
Boston, Massachusetts 02109

The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Thomas M. Lofton, chairman; N. Clay Robbins, president; Mary K. Lisher; Otis R. Bowen; William G. Enright; Daniel P. Carmichael; Charles E. Golden; Eli Lilly II; and Eugene F. Ratliff (emeritus director). Each of the directors is, either directly or indirectly, a shareholder of the company.
Capital World Investors is a division of Capital Research and Management Company. It has sole voting power with respect to 2,042,700 shares (approximately 0.18 percent of shares outstanding) and sole investment power with respect to all of its shares.
PRIMECAP Management Company acts as investment advisor to various clients. It has sole voting power with respect to 20,561,812 shares (approximately 1.79 percent of shares outstanding) and sole investment power with respect to all of its shares.
Wellington Management Company, LLP acts as investment advisor to various clients. It has shared voting power with respect to 19,155,199 shares (approximately 1.67 percent of shares outstanding) and shared investment power with respect to all of its shares.

Items of Business To Be Acted Upon at the Meeting

Item 1. Election of Directors

Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2013. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxy may be voted for a substitute director.

The board recommends that you vote FOR each of the following nominees:

•	Ralph Alvarez

•	Sir Winfried Bischoff

•	R. David Hoover

•	Franklyn G. Prendergast, M.D., Ph.D.

•	Kathi P. Seifert

Biographical information about these nominees may be found on pages 6-7 of this proxy statement. Information about certain legal matters may be found on page 64.

Item 2. Proposal to Ratify the Appointment of Principal Independent Auditor

The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditor for the company for the year 2010. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditor for the company in 2009. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditor for 2010.

Item 3. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of All Directors

The company’s amended articles of incorporation currently provide that the board of directors is divided into three classes, with each class elected every three years. On the recommendation of the directors and corporate governance committee, the board has approved, and recommends to the shareholders for approval, amendments to provide for the annual election of all directors. This proposal was brought before shareholders in 2007, 2008, and 2009, and received the vote of more than 75 percent of the outstanding shares at each meeting; however, the proposal requires the vote of 80 percent of the outstanding shares to pass.
If approved, this proposal would become effective upon the filing of amended and restated articles of incorporation containing these amendments with the Secretary of State of Indiana, which the company would do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments would stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2011 and 2012 annual meetings of shareholders would be elected for one-year terms, and beginning with the 2013 annual meeting, all directors would be elected for one-year terms at each annual meeting. In addition, in the case of any vacancy on the board occurring after the 2010 annual meeting, including a vacancy created by an increase in the number of directors, the vacancy would be filled through an interim election by the board, with the new director to serve a term ending at the next annual meeting. At all times, directors are elected to serve for their respective terms and until their successors have been elected and qualified. This proposal would not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly created directorships.

Background of Proposal
This proposal is the result of ongoing review of corporate governance matters by the board. The board, assisted by the directors and corporate governance committee, considered the advantages and disadvantages of maintaining the classified board structure and eliminating the supermajority voting provisions of the articles of incorporation (see Item 4 below). The board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance. The board gave considerable weight to the approval at the 2006 annual meeting of a shareholder proposal requesting that the board take all necessary steps to elect the directors annually, and to the 77 percent favorable vote for management’s proposal in 2009 and 2008 (75 percent in 2007).
The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. A classified structure may provide continuity and stability in the management of the business and affairs of the company because a majority of directors always have prior experience as directors of the company. In some circumstances classified boards may enhance shareholder value by forcing an entity seeking control of the company to initiate discussions at arm’s-length with the board of the company, because the entity cannot replace the entire board in a single election. The board also considered that even without a classified board (and without the supermajority voting requirements, which the board also recommends eliminating), the company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the board in responding to such proposals. These defenses include other provisions of the company’s articles of incorporation and bylaws (including the prohibition on shareholders calling special meetings as discussed in Item 5), as well as certain provisions of Indiana corporation law.
The board believes it is important to maintain appropriate defenses to inadequate takeover bids, but also important to retain shareholder confidence by demonstrating that it is accountable and responsive to shareholders. After balancing these interests, the board has decided to resubmit this proposal to eliminate the classified board structure.

Text of Amendments
Article 9(b) of the company’s amended articles of incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon the effectiveness of the amendments to the amended articles of incorporation.

Vote Required
The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.

The board recommends that you vote FOR amending the company’s articles of incorporation to provide for annual election of all directors.

Item 4. Proposal to Amend the Company’s Articles of Incorporation to Eliminate All Supermajority Voting Requirements

Under the company’s amended articles of incorporation, nearly all matters submitted to a vote of shareholders can be adopted by a majority of the votes cast. However, our articles require a few fundamental corporate actions to be approved by the holders of 80 percent of the outstanding shares of common stock (a “supermajority vote”; approved by shareholders in 1985). Those actions are:

•	amending certain provisions of the articles of incorporation that relate to the number and terms of office of directors:

—	the company’s classified board structure, under which directors serve staggered three-year terms
—	a provision that the number of directors shall be specified solely by resolution of the board of directors

•	removing directors prior to the end of their elected term

•	entering into mergers, consolidations, recapitalizations, or certain other business combinations with a “related person”—a party who has acquired at least five percent of the company’s stock (other than the Lilly Endowment or a company benefit plan) without the prior approval of the board of directors.

•	modifying or eliminating any of the above supermajority voting requirements.

Background of Proposal
This proposal is the result of the board’s ongoing review of corporate governance matters. Each of the past three years, shareholder proposals requesting that the board take action to eliminate the supermajority voting requirements have been supported by a majority of votes cast, although by significantly less than the 80 percent of outstanding shares that would be required to approve a management proposal on the same subject.
Assisted by the directors and corporate governance committee and outside advisors, the board considered the advantages and disadvantages of maintaining its prior position of opposing the elimination of the supermajority voting requirements. The board considered that under certain circumstances, supermajority voting provisions can provide benefits to the company. The provisions can make it more difficult for one or a few large shareholders to take over or restructure the company without negotiating with the board. In the event of an unsolicited bid to take over or restructure the company, the supermajority voting provisions encourage bidders to negotiate with the board and increase the board’s negotiating leverage on behalf of the shareholders. They can also give the board time to consider alternatives that might provide greater value for all shareholders.
The board also considered the potential adverse consequences of continuing to oppose elimination of the supermajority voting requirements. While it is important to the company’s long-term success for the board to maintain appropriate defenses against inadequate takeover bids, it is also important for the board to maintain shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. This requires the board to carefully balance sometimes competing interests. In this regard, the board gave considerable weight to the fact that for three consecutive years, a substantial majority of shares voted have requested that the board take steps to eliminate the supermajority voting provisions. Many shareholders believe that supermajority voting provisions impede accountability to shareholders and contribute to board and management entrenchment. If the board were to continue to oppose eliminating the supermajority vote, there is a risk that some shareholders would lose confidence in the company’s governance and its board, which could threaten the company’s leadership stability and ability to carry out its long-term strategies for growth and success.
The board also considered that even without the supermajority vote (and without the classified board, which the board also recommends eliminating), the company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the board in responding to such proposals. These defenses include other provisions of the company’s articles of incorporation and bylaws (including the prohibition on shareholders calling special meetings as discussed in Item 5), as well as certain provisions of Indiana corporation law.
Therefore, the board believes the balance of interests is best served by recommending to shareholders that the articles of incorporation be amended to eliminate the supermajority voting provisions. By recommending these amendments, the board is demonstrating its accountability and willingness to take steps that address shareholder-expressed concerns.

Text of Amendments
Articles 9(c), 9(d), and 13 of the company’s amended articles of incorporation contain the provisions that will be affected if this proposal is adopted. These articles, set forth in Appendix A to this proxy statement, show the proposed changes with deletions indicated by strike-outs and additions indicated by underlining.

Vote Required
The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.

The board recommends that you vote FOR amending the company’s articles of incorporation to eliminate all supermajority voting requirements.

Item 5. Shareholder Proposal on Allowing Shareholders to Call Special Meetings of Shareholders

RAM Trust Services, 45 Exchange Street, Portland, Maine 04101, on behalf of Dana Chatfield Jones, 1554 Campus Drive, Berkeley, California 94708, beneficial owner of approximately 100 shares, has submitted the following proposal:

Special Shareowner Meetings
RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.
Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board in maintaining its current power to call a special meeting.
This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).
The merits of this Special Shareowner Meetings proposal should also be considered in the context of other shareholder efforts to improve our company’s corporate governance. In 2009 the following outstanding shareholder vote was achieved:
A 2009 shareowner proposal on the Simple Majority Vote topic won more than 63% support at our annual meeting. This 63%-support also represented 51%-support from all shares outstanding. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote (based on yes and no votes only).

The above voting result shows there is strong shareholder support to enhance our corporate governance. Please encourage our board to respond positively to this proposal for a shareowner right to call Special Shareowner Meetings.

Statement in Opposition to the Proposal on Allowing Shareholders to Call Special Meetings of Shareholders
The board of directors recommends that you vote against this proposal because we believe it is not in the best long-term interests of the shareholders.

The proposal is not necessary and exposes shareholders to significant risks without any proven benefit.
The company and the board are committed to good corporate governance and accountability to shareholders. The company maintains an open door to discuss matters of concern to shareholders and has taken significant steps to implement strong governance principles and to ensure accountability, including:

•	requiring majority voting for the election of directors

•	allowing its shareholder rights plan to expire

•	seeking shareholder approval to eliminate the classified board, and

•	seeking shareholder approval to eliminate all supermajority voting requirements.

The company’s annual meeting of shareholders provides a regular opportunity for shareholders to raise appropriate matters of interest to the company and its shareholders, as demonstrated by proposals such as this. For those extraordinary circumstances where a matter cannot wait until the next annual meeting, a special meeting of shareholders may be called by a majority of the board of directors or the chairman of the board. And, under Indiana law and NYSE regulations, the board must obtain shareholder approval for major corporate actions such as a merger, acceptance of a takeover bid, sale of substantially all assets, or amendments to the articles of incorporation.
We believe the existing governance mechanisms ensure accountability to shareholders and that the proposal should be evaluated in the context of all of the company’s corporate governance practices. The proponent contends that if shareholders cannot call special meetings, investment returns may suffer. She provides no support for this contention, and we are not aware of any support for it. On the contrary, a 2004 study by Lawrence D. Brown and Marcus L. Caylor of Georgia State University (commissioned by the proxy advisory service Institutional Shareholder Services, Inc.)1 found that the right of shareholders to call special meetings was associated with a negative effect on returns on equity and had no significant effect on five other measures of company performance. We believe that this proposal would not enhance our governance practices and, as discussed below, would expose the company to costs and actions detrimental to shareholders.

Special meetings are costly and disruptive to the business.
Shareholder meetings are expensive and divert significant resources from the business. We must pay to prepare, print, and distribute legal disclosure documents to over 300,000 shareholders; solicit proxies; and tabulate votes. The board and management must divert time from the business to prepare for and conduct the meeting. We believe these costs and disruptions should be incurred only when the directors, in exercising their fiduciary duties, determine that there is an extraordinary matter or major strategic concern that cannot wait until the next annual meeting, not when a small group of shareholders determines it is in their own self-interest.

Special meetings could be abused by special-interest shareholder groups.
The proposal could subject the company to constant disruption from special-interest shareholder groups with an agenda not in the best interests of the company or the other shareholders. Currently, special meetings of shareholders may be called by a majority of the board of directors or the chairman of the board, who have a fiduciary duty under the law to act in the best interests of the company and the shareholders as a whole when determining whether a matter is so pressing that it must be addressed at a special meeting. The proposal would permit a single large shareholder or a small group of shareholders who have a special interest (and who have no duty to act in the best interests of the company or the shareholders at large) to use the extraordinary measure of a special meeting to serve their narrow self-interest. For example, event-driven hedge funds could use special meetings to disrupt the company’s business or to facilitate their own short-term focused exit strategies. Also, would-be acquirers who seek to take over the company for an inadequate price could use special meetings to avoid negotiating with the board, which has the responsibility to protect the interests of all shareholders. In fact, if this proposal were implemented, a single 10-percent shareholder would have the ability to call a special meeting at its sole discretion, at any time, for any reason.

The board recommends that you vote AGAINST this proposal.

 1Brown, L.D. and M.L. Caylor, 2004. The Correlation between Corporate Governance and Company Performance, Institutional Shareholder Services White Paper.

Item 6. Shareholder Proposal on Prohibiting CEOs from Serving on the Compensation Committee

American Federation of Labor and Congress of Industrial Organizations Reserve Fund (AFL-CIO Reserve Fund), 815 16th Street, N.W., Washington, D.C. 20006, beneficial owner of approximately 765 shares, has submitted the following proposal:

RESOLVED, The shareholders of Eli Lilly and Company (the “Company”) request that the Board of Directors (the “Board”) adopt a policy prohibiting any current or former chief executive officers of public companies from serving on the Board’s Compensation Committee. The policy shall be implemented so that it does not affect the unexpired terms of previously elected directors.

Supporting Statement: It is a well-established tenet of corporate governance that a compensation committee must be independent of management to ensure fair and impartial negotiations of pay with individual executives. Indeed, this principle is reflected in the listing standards of the major stock exchanges.
We do not dispute that CEOs can be valuable members of other Board committees. Nonetheless, we believe that shareholder concerns about aligning CEO pay with performance argue strongly in favor of directors who can view senior executive compensation issues objectively. We are particularly concerned about CEOs on the Compensation Committee because of their potential conflicts of interest in setting the compensation of their peers.
We believe that CEOs who benefit from generous pay will view large compensation packages as necessary to retain and motivate other executives. In our view, those who benefit from stock option plans will view them as an efficient form of compensation; those who receive generous “golden parachutes” will regard them as a key element of a compensation package. Consequently, we are concerned that the inclusion of CEOs on the Compensation Committee may result in more generous pay packages for senior executives than that necessary to attract and retain talent.
In their 2004 book “Pay Without Performance,” law professors Lucian Bebchuk and Jesse Fried cite an academic study by Brian Main, Charles O’Reilly and James Wade that found a significant association between the compensation level of outsiders on the compensation committee and CEO pay.
“There are still plenty of CEOs who sit on compensation committees at other companies,” said Carol Bowie, a corporate governance expert at RiskMetrics Group. “They don’t have an interest in seeing CEO pay go down.” (Crain’s Chicago Business, May 26, 2008.)
Executive compensation expert Graef Crystal concurs. “My own research of CEOs who sit on compensation committees shows that the most highly paid executives award the fattest packages to the CEOs whose pay they regulate. Here’s an even better idea: bar CEOs from serving on the comp committee.” (Bloomberg News column, June 22, 2009.)
Moreover, CEOs “indirectly benefit from one another’s pay increases because compensation packages are often based on surveys detailing what their peers are earning.” (The New York Times, May 24, 2006.)
At our Company, CEO John C. Lechleiter received a 6% compensation increase in 2008 to $12.8 million including the grant date fair value of equity-based awards, despite the Company’s poor performance, both in absolute terms and relative to peers. Two of the four directors on the Compensation Committee are either current or retired CEOs.

Statement in Opposition to the Proposal on Prohibiting CEOs from Serving on the Compensation Committee
The board of directors believes this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.

The board must be able to staff the compensation committee with the best mix of directors to do the job.
Compensation committees do far more than just establish compensation for the CEO. For example, the Lilly compensation committee:

•	approves the company’s executive pay philosophy

•	approves the pay of the company’s executive officers

•	oversees the design and administration of the company’s cash incentive bonus program for the majority of the company’s employees and the equity incentive program for more than 5,000 employees

•	oversees senior management succession plans.

To provide effective counsel and oversight on these wide-ranging issues, a committee should bring to the table a diversity of experiences and viewpoints. The board needs the flexibility to staff the compensation committee—and all other committees—with directors who have the right mix of experiences and skills to carry out the committees’ broad fiduciary responsibilities. The board also needs the flexibility to rotate membership of all committees over time to ensure the right blend of continuity and fresh perspectives. Imposing artificial restrictions on who can serve on the compensation committee would prevent the board from staffing committees in a way that best represents the shareholders’ interests.

Compensation committees can benefit from the experience of CEOs.
Business executives bring an important perspective to compensation committees: real-world, hands-on experience with executive compensation programs. Seasoned business leaders (including sitting and retired CEOs) are familiar with financial metrics, performance comparisons, and compensation program design and administration. Their experience gives executives unique insights into what makes compensation programs succeed—or fail—in:

•	attracting and retaining highly talented individuals

•	fostering high performance with high integrity

•	aligning behaviors with the company’s strategy and motivating long-term value creation without encouraging excessive risk-taking, and

•	delivering pay in a cost-effective way.

By virtue of both temperament and depth of experience, business executives can be very effective serving the twin roles of counseling management and challenging management when necessary. The board should not be precluded from tapping into this expertise merely because it is held by a person who is or was a CEO.

This proposal is not necessary to align CEO pay with the shareholders’ interests.
Dr. Lechleiter’s pay reflects our pay-for-performance philosophy and aligns well with shareholder interests. Contrary to the proponent’s claim of “poor performance,” in both 2008 and 2009, the company’s revenue growth and earnings growth placed it in the top tier among peer companies. Accordingly, Dr. Lechleiter and all other participating employees received above-target bonuses and PAs. However, the company’s shareholder return lagged the peer group and other large-cap indices; as a result Dr. Lechleiter, and others who were executive officers at the time of grant, received no value for the 2007-2009 SVA. Even with the relatively strong bonus and PA payouts, Dr. Lechleiter’s pay remains in the lower tier of the peer group. The compensation committee’s strong governance processes (described on pages 26-27) ensure that shareholder interests will continue to be well-served by the committee’s CEO pay decisions.

The board recommends that you vote AGAINST this proposal because it is unnecessary and would impact the effectiveness of the compensation committee and the board’s overall governance.

Item 7. Shareholder Proposal on Shareholder Ratification of Executive Compensation

Gretchen Parrish, 2820 Senour Road, Indianapolis, Indiana 46239, beneficial owner of approximately 128 shares, has submitted the following proposal:

RESOLVED, the shareholders of Eli Lilly and Company recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Supporting Statement: Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance.
In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and close to 25 companies had votes over 50%, demonstrating strong shareholder support for this reform. Investor, public and legislative concerns about executive compensation have reached new levels of intensity.
An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information from shareholders on the company’s senior executive compensation especially when tied to an innovative investor communication program.
In 2008 Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Chairman and CEO Daniel Amos said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”
Over 30 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Pfizer, Prudential, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.
Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.
We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.
We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument.
We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

Statement in Opposition to the Proposal on Shareholder Ratification of Executive Compensation
The board of directors believes that this proposal is not in the best long-term interests of the shareholders and recommends that you vote against it.

An advisory vote is an ineffective way to communicate shareholder opinions regarding our executive compensation.
The compensation committee welcomes shareholder input on executive compensation; however, a simple “up or down” advisory vote would give the committee little or no insight into what aspects of the company’s programs should be addressed or how to address them. Further, voting results could be misconstrued. For example, a heavily positive vote could lead the committee to discount legitimate concerns raised by a small minority of shareholders. Likewise, a heavily negative vote could be a reaction to events unrelated to the company’s executive compensation programs and could pressure the committee to make compensation changes that are not in the best long-term interests of the shareholders.

Shareholders already have an efficient and effective way to express their opinions.
The company has established an avenue for shareholders to communicate directly with the board or its committees. See “How do I contact the board of directors?” on page 4 for instructions on how shareholders can communicate with the compensation committee or board. In addition, company representatives periodically meet with shareholders and shareholder representatives to discuss governance issues and executive compensation. Finally, the committee’s independent consultant routinely consults with shareholder groups and advises the committee of evolving shareholder views on executive-compensation best practices.
These communications yield results. In recent years, the committee has made a number of changes to our executive compensation programs that were influenced at least in part by shareholder views expressed to us directly:

•	eliminated stock options in favor of performance-based SVAs

•	extended the performance period for PAs from one to two years and added additional stock-retention periods for executive officers

•	substantially reduced benefits under the change-in-control severance pay program for executives

•	expanded our claw-back provision to recoup performance-based compensation from executives in the case of restatement of results or error in calculation of performance metrics

•	enhanced the transparency and clarity of our disclosures on executive compensation.

We should not adopt advisory voting ahead of proposed U.S. legislation that would apply to all companies.
Legislation has been proposed in Congress that would mandate advisory votes, but the nature and scope of the advisory vote are currently under debate. We do not believe we should adopt advisory voting until the rules are clear and apply to all companies.

The board recommends that you vote AGAINST this proposal.

Item 8. Shareholder Proposal on Executives Holding Equity Awards into Retirement

American Federation of State, County and Municipal Employees Pension Plan (AFSCME Employees Pension Plan), 1625 L Street N.W., Washington, D.C. 20036-5687, beneficial owner of approximately 7,120 shares, has submitted the following proposal:

RESOLVED, that shareholders of Eli Lilly and Company (“Lilly”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before Lilly’s 2011 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at Lilly. According to the Lilly 2009 proxy statement, our company pays a meaningful portion of named executive officers’ total compensation in equity incentives through performance awards and shareholder value awards, aligning the interests of employees and shareholders, providing an ownership stake in the company and delivering equity compensation that is strongly linked to shareholder returns. Since 2004, Lilly named executive officers have realized more than $47 million in reported value through the exercise of 725,176 options and vesting of 521,141 shares. The six NEOs hold 1,504,458 shares outright, but hold another 4,795,270 in stock options.
We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008)).
Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Lilly’s long-term success and would better align their interests with those of Lilly shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an evergrowing incentive to focus on long-term stock price performance.”
(http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)
Lilly has a minimum stock ownership guideline requiring executives to own a number of shares of Lilly stock as a multiple of salary. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. Lilly also requires executives to retain net after-tax shares received from equity programs from one year. We view a more rigorous retention requirement as superior to a stock ownership policy with a one year retention guideline, because a guideline loses effectiveness once it has been satisfied and a one year retention requirement is not sufficiently long-term.
We urge shareholders to vote for this proposal.

Statement in Opposition to the Proposal on Executives Holding Equity Awards into Retirement
The board of directors believes that this proposal is not necessary given current company policies and programs and recommends that you vote against it.

We agree with the proponent’s underlying premise—that meaningful, long-term stock ownership aligns executives’ interests with those of the shareholders and promotes a focus on sustainable value creation. However, we believe our current policies and programs achieve this goal effectively.

Share retention guidelines require significant stock holdings by executives.
The compensation committee has established minimum share-holding requirements as described in the “Compensation Discussion and Analysis.” Executive officers must hold all net shares for at least one year after payout of the award, and until the minimum-share requirements are met, executive officers must retain all existing holdings plus 50 percent of net shares from new payouts. Employees are not permitted to hedge their economic exposure to company stock that they own through short sales or derivative transactions.

The design of benefit and long-term incentive programs ensures an ownership stake in the company post retirement.
Long-term equity incentive awards do not pay out upon retirement but according to the normal payout timing for the award. For PAs, a retiring executive officer will have two awards outstanding, one of which will not pay out for at least one year following retirement. SVAs have a three-year performance period, so a retiring executive officer will have three outstanding awards: (i) one award will pay out in the year following retirement; (ii) one award will pay out in the second year following retirement; (iii) one award will pay out in the third year following retirement. Also, a retiring executive officer will have at least one grant of restricted stock units outstanding that will not vest until the specified vest date.

In addition to having an equity stake in the company, executives retiring from the company are eligible to receive a lifetime pension annuity. Lump-sum distributions from the plan are not permitted, and a majority of the benefit is not protected by a funded trust. As a result, the retiring executive has a keen interest in the company’s ongoing success.

Excessive share ownership may encourage excessive risk-taking.
While we support having share ownership extend into retirement, we seek to require a reasonable ownership stake. Compensation experts agree that executives with excessive proportions of their wealth tied directly to the company may take undue risks to maximize stock price. Requiring executive officers to hold 75 percent of net shares from all equity incentive payouts while an executive officer may result in holding a disproportionate ownership stake relative to the individual’s total personal wealth.

Our compensation recovery policy allows the compensation committee to “claw back” compensation paid based upon misstated financial statements up to 2 years post retirement.
Executive officers retain a financial stake in the company’s performance after retirement because the company has the right to repayment of compensation paid to him or her based on materially inaccurate or misstated financial statements.

The board recommends that you vote AGAINST this proposal.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance
Under SEC rules, our directors and executive officers are required to file with the SEC reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed, except that a stock unit award held by Dr. Susan Mahony, senior vice president of human resources, was inadvertently omitted from a filing. The filing was amended to include this award promptly after the issue was discovered.

Certain Legal Matters
In 2007, the company received two demands from shareholders that the board of directors cause the company to take legal action against current and former directors and others for allegedly causing damage to the company through improper marketing of Evista®, Prozac®, and Zyprexa®. In accordance with procedures established under the Indiana Business Corporation Law (Ind. Code § 23-1-32), the board has appointed a committee of independent persons to consider the demands and determine what action, if any, the company should take in response. Since January 2008, we have been served with seven shareholder derivative lawsuits: Lambrecht, et al. v. Taurel, et al., filed January 17, 2008, in the United States District Court for the Southern District of Indiana; Staehr, et al. v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Waldman, et al. v. Eli Lilly and Company, et al., filed February 11, 2008, in the United States District Court for the Eastern District of New York; Solomon v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Robbins v. Taurel, et al., filed April 9, 2008, in the United States District Court for the Eastern District of New York; City of Taylor General Employees Retirement System v. Taurel, et al., filed April 15, 2008, in the United States District Court for the Eastern District of New York; and Zemprelli v. Taurel, et al., filed June 24, 2008, in the United States District Court for the Southern District of Indiana. Two of these lawsuits were filed by the shareholders who served the demands described above. All seven lawsuits are nominally filed on behalf of the company, against various current and former directors and officers and allege that the named officers and directors harmed the company through the improper marketing of Zyprexa, and in certain suits, Evista and Prozac. The Zemprelli suit also claims that certain defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Each of the current directors, other than Mr. Alvarez, Mr. Eskew, Mr. Hoover, and Mr. Oberhelman, are named in the suits. We believe these lawsuits are without merit and are prepared to defend against them vigorously.

Other Information Regarding the Company’s Proxy Solicitation
We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or electronic mail. We have retained Georgeson Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.

By order of the board of directors,

James B. Lootens
Secretary

March 8, 2010

Appendix A

Proposed Amendments to the Company’s Articles of Incorporation
Proposed changes to the company’s articles of incorporation are shown below related to Items 3 and 4, “Items of Business To Be Acted Upon at the Meeting.” The changes shown to Article 9(b) will be effective if “Item 3. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of All Directors” (pages 55-56) receives the vote of at least 80 percent of the outstanding shares. The changes to Articles 9(c), 9(d), and 13 will be effective if “Item 4. Proposal to Amend the Company’s Articles of Incorporation to Eliminate All Supermajority Voting Requirements” (pages 56-57) receives the vote of at least 80 percent of the outstanding shares. Additions are indicated by underlining and deletions are indicated by strike-outs.

. . . . .

9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:
(a) The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

(b) ~~The~~ Prior to the 2011 annual meeting of shareholders, the Board of Directors (exclusive of Preferred Stock Directors) shall be divided into three classes, with the term of office of one class expiring each year. ~~At the annual meeting of shareholders in 1985, five directors of the first class shall be elected to hold office for a term expiring at the 1986 annual meeting, five directors of the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at the 1988 annual meeting.~~ Commencing with the annual meeting of shareholders in~~1986~~2011, each class of directors whose term shall then expire shall be elected to hold office for a~~three~~ one-year term expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board of Directors occurring after the 2010 annual meeting of shareholders, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve ~~for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.~~ until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office.~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.~~ No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.

(c) Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of ~~at least 80% of the votes entitled to be cast by holders of all the outstanding shares~~ the holders of Voting Stock (as defined in Article 13 hereof), voting together as a single class.

~~(d) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.~~

. . . . .

13. In addition to all other requirements imposed by law and these Amended Articles and except as otherwise expressly provided in paragraph (c) of this Article 13, none of the actions or transactions listed below shall be effected by the Corporation, or approved by the Corporation as a shareholder of any majority-owned subsidiary of the Corporation if, as of the record date for the determination of the shareholders entitled to vote thereon, any Related Person (as hereinafter defined) exists, unless the applicable requirements of paragraphs (b), (c), (d), (~~e~~), and (~~f~~e) of this Article 13 are satisfied.
(a) The actions or transactions within the scope of this Article 13 are as follows:
(i) any merger or consolidation of the Corporation or any of its subsidiaries into or with such Related Person;
(ii) any sale, lease, exchange, or other disposition of all or any substantial part of the assets of the Corporation or any of its majority-owned subsidiaries to or with such Related Person;
(iii) the issuance or delivery of any Voting Stock (as hereinafter defined) or of voting securities of any of the Corporation’s majority-owned subsidiaries to such Related Person in exchange for cash, other assets or securities, or a combination thereof;

(iv) any voluntary dissolution or liquidation of the Corporation;
(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction (whether or not with or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Corporation, or any securities convertible into capital stock of the Corporation or into equity securities of any subsidiary, that is beneficially owned by any Related Person; or
(vi) any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (v).

(b) The actions and transactions described in paragraph (a) of this Article 13 shall have been authorized by the affirmative vote of ~~at least 80% of all of the votes entitled to be cast by holders of the outstanding shares~~ the holders of Voting Stock, voting together as a single class.

~~(c) Notwithstanding paragraph (b) of this Article 13, the 80% voting requirement shall not be applicable if any action or transaction specified in paragraph (a) is approved by the Corporation’s Board of Directors and by a majority of the Continuing Directors (as hereinafter defined).~~

(~~d~~c) Unless approved by a majority of the Continuing Directors, after becoming a Related Person and prior to consummation of such action or transaction.
(i) the Related Person shall not have acquired from the Corporation or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of the Corporation or any of its majority-owned subsidiaries, directly or indirectly (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split or other distribution of stock to all shareholders pro rata);
(ii) such Related Person shall not have received the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its majority-owned subsidiaries, or made any major changes in the Corporation’s or any of its majority-owned subsidiaries’ businesses or capital structures or reduced the current rate of dividends payable on the Corporation’s capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person; and
(iii) such Related Person shall have taken all required actions within its power to ensure that the Corporation’s Board of Directors included representation by Continuing Directors at least proportionate to the voting power of the shareholdings of Voting Stock of the Corporation’s Remaining Public Shareholders (as hereinafter defined), with a Continuing Director to occupy an additional Board position if a fractional right to a director results and, in any event, with at least one Continuing Director to serve on the Board so long as there are any Remaining Public Shareholders.

(~~e~~d) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of such action or transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability or inadvisability of the action or transaction which the Continuing Directors may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the action or transaction from a financial point of view to the Remaining Public Shareholders, such investment banking firm to be paid a reasonable fee for its services by the Corporation. The requirements of this paragraph (e) shall not apply to any such action or transaction which is approved by a majority of the Continuing Directors.

(~~f~~e) For the purpose of this Article 13
(i) the term “Related Person” shall mean any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Voting Stock, and any Affiliate or Associate (as those terms are defined in the General Rules and Regulations under the Securities Exchange Act of 1934) of a Related Person; provided, however, that the term Related Person shall not include (a) the Corporation or any of its subsidiaries, (b) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (c) Lilly Endowment, Inc.; and further provided, that no corporation, person, or entity shall be deemed to be a Related Person solely by reason of being an Affiliate or Associate of Lilly Endowment, Inc.;
(ii) a Related Person shall be deemed to own or control, directly or indirectly, any outstanding shares of Voting Stock owned by it or any Affiliate or Associate of record or beneficially, including without limitation shares
a. which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise or
b. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause a. above), by any other corporation, person, or other entity with which it or its Affiliate or Associate has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Stock, or which is its Affiliate (other than the Corporation) or Associate (other than the Corporation);
(iii) the term “Voting Stock” shall mean all shares of any class of capital stock of the Corporation which are entitled to vote generally in the election of directors;
(iv) the term “Continuing Director” shall mean a director who is not an Affiliate or Associate or representative of a Related Person and who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed action or transaction became a Related Person or a director who is not an Affiliate or Associate or representative of a Related Person and who was nominated by a majority of the remaining Continuing Directors; and
(v) the term “Remaining Public Shareholders” shall mean the holders of the Corporation’s capital stock other than the Related Person.

(~~g~~f) A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 13, on the basis of information then known to the Continuing Directors, whether (i) any Related Person exists or is an Affiliate or an Associate of another and (ii) any proposed sale, lease, exchange, or other disposition of part of the assets of the Corporation or any majority-owned subsidiary involves a substantial part of the assets of the Corporation or any of its subsidiaries. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.

(~~h~~g) Nothing contained in this Article 13 shall be construed to relieve any Related Person or any Affiliate or Associate of any Related Person from any fiduciary obligation imposed by law.

(~~i~~h) The fact that any action or transaction complies with the provisions of this Article 13 shall not be construed to waive or satisfy any other requirement of law or these Amended Articles of Incorporation or to impose any fiduciary duty, obligation, or responsibility on the Board of Directors or any member thereof, to approve such action or transaction or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit, or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such action or transaction. The Board of Directors of the Corporation, when evaluating any actions or transactions described in paragraph (a) of this Article 13, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

~~(j) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 13.~~

. . . . .

Annual Meeting Admission Ticket
Eli Lilly and Company 2010 Annual Meeting of Shareholders
Monday, April 19, 2010
11 a.m. EDT
Lilly Center Auditorium
Lilly Corporate Center
Indianapolis, Indiana 46285
The top portion of this page will be required for admission to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.
A reception (beverages only) will be held from 10:15 a.m. to 10:45 a.m. in the Lilly Center.

Name
Address
City, State, and Zip Code
Detach here

Directions and Parking
From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting. Eli Lilly and Company Annual Meeting of Shareholders April 19, 2010 Complimentary Parking Lilly Corporate Center Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

ELI LILLY AND COMPANY C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE — (1-800-690-6903) Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2009.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M19199-P89422 KEEP THIS PORTION FOR YOUR THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ELI LILLY AND COMPANY The Board of Directors recommends you vote FOR the following proposals: (1) Election of directors, each for a three-year term. For Against Abstain For Against Abstain 1a) R. Alvarez (2) Ratification of the appointment by the audit committee of the board of the directors of Ernst & Young LLP as principal 1b) W. Bischoff independent auditors for 2010 (3) Approve amendments to the articles of incorporation to 1c) R. D. Hoover provide for annual election of all directors 1d) F. G. Prendergast (4) Approve amendments to the articles of incorporation to eliminate all supermajority voting provisions 1e) K. P. Seifert The Board of Directors recommends you vote AGAINST the following proposals: For Against Abstain For Against Abstain (5) Shareholder proposal on allowing shareholders to call (7) Shareholder proposal on ratification of executive special shareholders’ meetings compensation (6) Shareholder proposal on prohibiting CEOs from serving (8) Shareholder proposal requiring executives to hold equity on the compensation committee awards into retirement NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: Combined Document is available at http://www.lilly.com/pdf/lillyar2009.pdf M19200-P89422 The undersigned hereby appoints Messrs. R. A. Armitage, J. C. Lechleiter, and D. W. Rice, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the reverse side of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 12, 2010, at the annual meeting of shareholders to be held on April 19, 2010, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted for items 1 through 4, against items 5 through 8, and, in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy is solicited on behalf of the board of directors. PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19850 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE — (1-800-690-6903) Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2009.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M19201-P89422 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ESOP ELI LILLY AND COMPANY The Board of Directors recommends you vote FOR the following proposals: (1) Election of directors, each for a three-year term. For Against Abstain For Against Abstain 1a) R. Alvarez (2) Ratification of the appointment by the audit committee of the board of the directors of Ernst & Young LLP as principal 1b) W. Bischoff independent auditors for 2010 (3) Approve amendments to the articles of incorporation to 1c) R. D. Hoover provide for annual election of all directors 1d) F. G. Prendergast (4) Approve amendments to the articles of incorporation to eliminate all supermajority voting provisions 1e) K. P. Seifert The Board of Directors recommends you vote AGAINST the following proposals: For Against Abstain For Against Abstain (5) Shareholder proposal on allowing shareholders to call (7) Shareholder proposal on ratification of executive special shareholders’ meetings compensation (6) Shareholder proposal on prohibiting CEOs from serving (8) Shareholder proposal requiring executives to hold equity on the compensation committee awards into retirement NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: Combined Document is available at http://www.lilly.com/pdf/lillyar2009.pdf ESOP M19202-P89422 Lilly Employee 401(K) Plan Confidential Voting Instructions To National City Bank, Indiana, Trustee By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 19, 2010 at 11:00 a.m. EDT, and at any adjournment thereof. Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement. Check here only if you decline to have your vote applied pro rata to the undirected shares. 0 These confidential voting instructions will be seen only by authorized representatives of the Trustee. PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

NATIONAL CITY BANK, INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19850 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE — (1-800-690-6903) Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 18, 2010. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885. Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2009.pdf. THANK YOU FOR VOTING TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M19203-P89422 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PAYSOP ELI LILLY AND COMPANY The Board of Directors recommends you vote FOR the following proposals: (1) Election of directors, each for a three-year term. For Against Abstain For Against Abstain 1a) R. Alvarez (2) Ratification of the appointment by the audit committee of the board of the directors of Ernst & Young LLP as principal 1b) W. Bischoff independent auditors for 2010 (3) Approve amendments to the articles of incorporation to 1c) R. D. Hoover provide for annual election of all directors 1d) F. G. Prendergast (4) Approve amendments to the articles of incorporation to eliminate all supermajority voting provisions 1e) K. P. Seifert The Board of Directors recommends you vote AGAINST the following proposals: For Against Abstain For Against Abstain (5) Shareholder proposal on allowing shareholders to call (7) Shareholder proposal on ratification of executive special shareholders’ meetings compensation (6) Shareholder proposal on prohibiting CEOs from serving (8) Shareholder proposal requiring executives to hold equity on the compensation committee awards into retirement NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 19, 2010: Combined Document is available at http://www.lilly.com/pdf/lillyar2009.pdf PAYSOP M19204-P89422 Lilly Employee 401(K) Plan Confidential Voting Instructions To National City Bank, Indiana, Trustee By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the Annual Meeting of Shareholders to be held on April 19, 2010 at 11:00 a.m. EDT, and at any adjournment thereof. Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement. Check here only if you decline to have your vote applied pro rata to the undirected shares. 0 These confidential voting instructions will be seen only by authorized representatives of the Trustee. PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.